                               PURCHASE AGREEMENT

                          dated as of October 23, 2000

                                      among


                                     SELLERS
                           listed on Exhibit A hereto,


                          LIBERTY LIVEWIRE CORPORATION

                                       and

                           GWNS ACQUISITION SUB, INC.


                                       for


                            GROUP W NETWORK SERVICES


                                                                                             PAGE
ARTICLE I             DEFINITIONS........................................................      1
                      1.01     Certain Defined Terms.....................................      1
                      1.02     Other Defined Terms.......................................      9
                      1.03     Terms Generally...........................................     11

ARTICLE II            PURCHASE AND SALE..................................................     11
                      2.01     Purchase and Sale of the Acquired Assets..................     11
                      2.02     Purchase Price............................................     12
                      2.03     Excluded Assets...........................................     12
                      2.04     Non-Transferable Contracts and Permits....................     13
                      2.05     Assumption of Assumed Liabilities.........................     14
                      2.06     Non-Assumed Liabilities...................................     14
                      2.07     [Intentionally Omitted]...................................     15
                      2.08     Closing...................................................     15
                      2.09     Closing Deliveries by Sellers.............................     15
                      2.10     Closing Deliveries by Purchasers..........................     16
                      2.11     Allocation of Consideration...............................     16
                      2.12     Transfer Taxes............................................     17
                      2.13     Purchase Price Adjustment.................................     17
                      2.14     Other Payments............................................     20

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF VIACOM...........................     21
                      3.01     Incorporation and Authority of Sellers....................     21
                      3.02     No Conflict...............................................     21
                      3.03     Consents and Approvals....................................     22
                      3.04     Financial Information.....................................     22
                      3.05     Absence of Undisclosed Liabilities........................     23
                      3.06     Absence of Certain Changes or Events......................     23
                      3.07     Absence of Litigation.....................................     25
                      3.08     Compliance with Laws......................................     25
                      3.09     Licenses and Permits......................................     25
                      3.10     Acquired Assets...........................................     26
                      3.11     Real Property.............................................     27
                      3.12     Employee Matters..........................................     28
                      3.13     Taxes.....................................................     29
                      3.14     Contracts.................................................     30
                      3.15     Intellectual Property.....................................     32
                      3.16     Brokers...................................................     33
                      3.17     Environmental Compliance..................................     33
                      3.18     CBS Transmission Services Agreement.......................     33
                      3.19     EXCLUSIVITY OF REPRESENTATIONS............................     33


                                       i



                                                                                             PAGE
ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF LIVEWIRE.........................     34
                      4.01     Incorporation and Authority of Purchasers.................     34
                      4.02     No Conflict...............................................     34
                      4.03     Consents and Approvals....................................     34
                      4.04     Absence of Litigation.....................................     35
                      4.05     Brokers...................................................     35
                      4.06     Financing.................................................     35
                      4.07     EXCLUSIVITY OF REPRESENTATIONS............................     35

ARTICLE V             ADDITIONAL AGREEMENTS..............................................     35
                      5.01     Conduct of Business Prior to the Closing..................     35
                      5.02     Access to Information.....................................     39
                      5.03     Confidentiality...........................................     40
                      5.04     Regulatory and Other Authorizations; Consents.............     41
                      5.05     Microwave Licenses........................................     41
                      5.06     Insurance.................................................     41
                      5.07     Guaranteed Obligations....................................     42
                      5.08     Further Action............................................     42
                      5.09     [Intentionally Omitted]...................................     42
                      5.10     Inter-Company Accounts....................................     42
                      5.11     Non-Solicitation of Certain Employees.....................     42
                      5.12     Contribution of Seller Loans and Termination of
                               Seller Loan Agreements....................................     42
                      5.13     Section 338 Election......................................     43

ARTICLE VI            EMPLOYEE AND EMPLOYEE BENEFIT MATTERS..............................     43
                      6.01     Scope of Section..........................................     43
                      6.02     US Employees..............................................     43
                      6.03     CBS Combined Pension Plan.................................     44
                      6.04     CBS Employee Investment Fund..............................     44
                      6.05     Retiree Health and Life Insurance Benefits................     44
                      6.06     Employee Welfare Plans....................................     45
                      6.07     Vacation..................................................     45
                      6.08     WARN Act Liability........................................     46
                      6.09     IRS Form W-2..............................................     46
                      6.10     International Employment Matters..........................     46

ARTICLE VII           CONDITIONS TO CLOSING..............................................     46
                      7.01     Conditions to Obligations of Sellers......................     46
                      7.02     Conditions to Obligations of Purchasers...................     47

ARTICLE VIII          TERMINATION, AMENDMENT AND WAIVER..................................     49
                      8.01     Termination...............................................     49
                      8.02     Termination is Non-Exclusive Remedy.......................     50
                      8.03     Waiver....................................................     50


                                      ii



                                                                                             PAGE
ARTICLE IX            INDEMNIFICATION....................................................     50
                      9.01     Indemnification by Purchasers.............................     50
                      9.02     Indemnification by Viacom.................................     51
                      9.03     Notification of Claims....................................     52
                      9.04     Certain Exclusive Remedies................................     53
                      9.05     Limitation on Liabilities.................................     53

ARTICLE X             GENERAL PROVISIONS.................................................     54
                      10.01    Survival..................................................     54
                      10.02    Expenses..................................................     54
                      10.03    Notices...................................................     54
                      10.04    Public Announcements......................................     55
                      10.05    Bulk Sales Law............................................     55
                      10.06    Headings..................................................     55
                      10.07    Severability..............................................     55
                      10.08    Entire Agreement..........................................     55
                      10.09    Successors and Assigns....................................     56
                      10.10    No Recourse...............................................     56
                      10.11    No Third-Party Beneficiaries..............................     56
                      10.12    Amendment.................................................     56
                      10.13    Disclosure Schedule.......................................     56
                      10.14    Governing Law; Jurisdiction; Waivers......................     56
                      10.15    Counterparts..............................................     57
                      10.16    No Presumption............................................     57
                      10.17    Use of Sellers' Names and Logos by Purchasers.............     58

Schedule 1.01     -        Disclosure Schedule
Exhibit A         -        List of Sellers
Exhibit B         -        (Forms of) Ancillary Leases
Exhibit C         -        (Form of) CBS Transmission Services Agreement
Exhibit D         -        (Forms of) Technical Services Agreements
Exhibit E         -        (Form of) TM:RT License Agreement
Exhibit F         -        (Form of) Trademark License
Exhibit G         -        (Form of) Transitional Services Agreement
Exhibit H         -        Target Working Capital Calculation
Exhibit I         -        Certain Employees

         PURCHASE AGREEMENT, dated as of October 23, 2000, among VIACOM INC., a Delaware corporation ("VIACOM"), the other selling parties set forth on Exhibit A hereto (together with Viacom, "SELLERS"), Liberty Livewire Corporation, a Delaware corporation ("LIVEWIRE"), and GWNS Acquisition Sub, Inc., a Delaware corporation ("LIVEWIRE SUB" and, together with Livewire, "PURCHASERS").

                              W I T N E S S E T H:

         WHEREAS Sellers collectively own the business unit known as "Group W Network Services";

         WHEREAS WEAPH owns 100% of the outstanding ordinary shares of ABC and GWYB, as well as certain Seller Loans (each as hereinafter defined);

         WHEREAS Sellers desire to sell, convey, transfer and assign to the applicable Purchaser all of their respective rights, title and interests in, to and under the Acquired Assets and all of their respective liabilities and obligations under the Assumed Liabilities (each as hereinafter defined), and Purchasers desire to purchase the Acquired Assets and assume the Assumed Liabilities upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in connection with the transactions contemplated by this Agreement, the parties and certain of their Affiliates (as hereinafter defined) desire to enter into the Ancillary Agreements (as hereinafter defined) which govern the continuing relations between such entities.

         NOW, THEREFORE, Purchasers and Sellers hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "ABC" means Asia Broadcast Centre Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

         "ACCOUNTING FIRM" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for Sellers, Purchasers or any of their respective Affiliates) mutually acceptable to Viacom and Livewire or (b) if Viacom and Livewire are unable to agree upon such a firm, then the regular independent auditors for Viacom and Livewire shall mutually agree upon a third independent certified public accounting firm, in which event, "Accounting Firm" shall mean such third firm.

         "ACQUIRED ASSETS" means, except as specifically excluded under the Excluded Assets:

         (a) all of Sellers' rights, title and interests in, to and under the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, used or held for use exclusively in the conduct of the Business as conducted on the date hereof, including the following:

                  (i)      the goodwill relating exclusively to the Business;

                  (ii) all rights, title and interests of Sellers in real property listed in Section 3.11 of the Disclosure Schedule other than the Harbor Leases, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets) ("REAL PROPERTY");

                  (iii) all tangible assets and properties of Sellers owned, used or held for use exclusively in connection with the Business, including cars and other vehicles, machinery, equipment, furniture, fixtures, furnishings, office equipment, tools and parts, except as set forth on Section 1.01(a) to the Disclosure Schedule;

                  (iv) all of Sellers' Copyrights, Trademarks, patents, tradenames, mask works, service names, technology, know-how, processes, designs, formulae, technical data, trade secrets, inventions, proprietary data, research and development data, computer software programs and other intangible property and any registrations or applications for the same, and all rights in connection with the foregoing and all goodwill, if any, associated therewith, in each case owned, licensed, used or held for use exclusively in connection with the Business;

                  (v) all sales and promotional literature and other sales-related materials of Sellers exclusively attributable to the Business;

                  (vi) all rights and interests of Sellers under all contracts, agreements, leases, licenses, sublicenses, commitments, sales and purchase orders and other instruments, written and oral, attributable exclusively to the Business or the Acquired Assets ("CONTRACTS");

                  (vii)    the WEAPH Shares; and

                  (viii) all rights and interests of Sellers under all municipal, state and federal franchises, approvals, permits, licenses, agreements, waivers and authorizations obtained from any Governmental Authority and relating exclusively to the conduct of the Business or the Acquired Assets (the "PERMITS");

         (b) except as set forth in Section 1.01(b) of the Disclosure Schedule, all other tangible assets and properties of Sellers owned, used or held for use in the Business at the Minneapolis Location, at either of the Stamford Locations, or at the Glenbrook Location;

         (c) all of Sellers' rights, title and interests in, to and under the Harbor Leases;

         (d) all accounts receivable and notes receivable of Sellers attributable to the Business (the "ACCOUNTS RECEIVABLE");


         (e) all prepaid expenses, deferred charges, advance payments, security deposits owned, used or held for use by Sellers in connection with the Business, to the extent that such items relate to the Business or the Acquired Assets;

         (f) all books of account, general, financial, tax (other than Income Tax) and personnel records (to the extent permitted by law), invoices, supplier lists, correspondence and other documents, records, ledgers and files created or maintained by Sellers and any rights thereto, in each case for all periods commencing on or after January 1, 1998, to the extent that such books, records and other materials relate to the Business or the Acquired Assets, including without limitation all such books, records and other materials to the extent available in machine-readable form;

         (g) all of Sellers' rights or choses in action, suits, proceedings, arbitrations, inquiries or investigations by or before any Governmental Authority, relating to the Business or the Acquired Assets, but only to the extent that such actions relate to an Assumed Liability ("ACTIONS");

         (h) all of Sellers' claims, demands, assessments and rights of recovery and set-off (including rights to insurance and condemnation proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment), in each case, to the extent that they relate to any Assumed Liability ("CLAIMS"); and

         (i) all of Sellers' customer lists to the extent that they relate to customers of the Business as customers of the Business.

         For avoidance of doubt the enumeration of assets in the foregoing clauses (b) - (i) of the definition of Acquired Assets is not intended to limit the provisions of clause (a) of the definition of Acquired Assets.

         "AFFILIATE" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; PROVIDED, HOWEVER, that for purposes of this definition, Affiliates of Viacom shall be limited to direct and indirect Subsidiaries of Viacom.

         "AGREEMENT" means this Agreement, including the Disclosure Schedule, all exhibits and schedules hereto, all documents, certificates and instruments delivered pursuant hereto and all amendments hereto made in accordance with
Section 10.12.

         "ANCILLARY AGREEMENTS" means the TM:RT License Agreement, the Transitional Services Agreement, the Trademark License, the Technical Services Agreements, and the Ancillary Leases.

         "ANCILLARY LEASES" means those leases and other agreements to be entered into by Livewire and Viacom and certain of its Affiliates as of the Closing Date, substantially in the forms attached hereto as Exhibit B.

         "BUSINESS" means the Group W Network Services business unit of Viacom as conducted on the date hereof, considered as a single enterprise. For purposes of this Agreement, the term "Business" shall be comprised exclusively of the operations of Group W Network Services by all U.S.-based Sellers.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

         "CBS TRANSMISSION SERVICES AGREEMENT" means the amended and restated transmission services agreement to be entered into by CBS Broadcasting, Inc., Group W Network Services, a business unit of Viacom, Livewire and Livewire Sub as of the Closing Date, in substantially the form attached hereto as Exhibit C.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONTROL" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

         "COPYRIGHTS" means all copyrights owned by any Seller, and used or held for use, in each case, exclusively in connection with the Business, including those items described on Section 3.15 of the Disclosure Schedule, and all goodwill, if any, appurtenant thereto.

         "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached as
Schedule 1.01 hereto.

         "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law, rule or regulation, in effect on the date of this Agreement, relating to the environment, natural resources, or public health and safety.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "GLENBROOK LEASE" means the lease dated April 23, 1982, entered into by Westinghouse Broadcasting Company, Inc., as tenant, and Glenbrook Industrial Park Associates, as landlord, as amended, relating to certain property located at 652
Glenbrook Road, Stamford, CT, which property is occupied and used in the conduct of the Business.

         "GLENBROOK LOCATION" means the premises leased under the Glenbrook
Lease.

         "GOVERNMENTAL AUTHORITY" means any United States federal, state or local or any Singapore or other foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "GOVERNMENTAL ORDER" means any written order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "GWYB" means Group W Yarra Broadcast Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

         "HARBOR LEASES" means the Harbor Plaza Lease and the Harbor View Lease.

         "HARBOR PLAZA LEASE" means (a) the lease, dated as of December 31, 1993, entered into by Westinghouse Electric Corporation, as tenant, and Harbor Vista Associates Limited Partnership, as landlord, as amended and restated, and
(b) the sublease dated as of March 1, 1996, entered into by International Business Machines Corporation and Westinghouse Electric Corporation, relating to certain space located at 250 Harbor Drive, Stamford, CT, a portion of which premises are occupied and used in the conduct of the Business.

         "HARBOR VIEW LEASE" means the lease, dated as of September 30, 1996, entered into by Group W Broadcasting, Inc., as tenant, and Harbor View Limited Partnership II, as landlord, as amended, relating to certain space located at 55 Harbor View, Stamford, CT, a portion of which premises are occupied and used in the conduct of the Business.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "IDA CONSENT" means the consent of the Info-Communications Development Authority of Singapore (formerly known as the Telecommunications Authority of Singapore) to the sale of WEAPH Shares and the indirect transfer of control of the JV Companies contemplated by this Agreement.

         "INCOME TAX" means any federal, state, local or foreign tax based upon or measured by income, net income, income as specially defined or gross receipts, including any interest, penalty or addition thereto, whether disputed or not.

         "IRS" means the Internal Revenue Service.

         "JV COMPANIES" means ABC and GWYB.

         "JV COMPANIES PURCHASE AGREEMENT" means the purchase agreement, dated as of September 11, 2000, among Yellow River Networks Pte. Ltd. ("YELLOW RIVER"), Yarra Broadcast ("YARRA"), Viacom and WEAPH.

         "JV SHARES" means 322,500 ordinary shares (100% of the issued and outstanding shares) of ABC and 202,500 ordinary shares (100% of the issued and outstanding shares) of GWYB.

         "KNOWLEDGE OF VIACOM" or "VIACOM'S KNOWLEDGE" means the actual knowledge of Altan Stalker, Barry Fox, James Crowe, Mark Durenberger (with respect to the portions of the Business conducted at the Minneapolis Location only), Anthony DeRusso, Jane Cottrell and Ed Olson, in each case after reasonable inquiry.

         "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "LIABILITIES" means all liabilities or obligations, whether direct or indirect, matured or unmatured, absolute or contingent, or otherwise.

         "LIEN" means any mortgage, deed or trust, pledge, hypothecation, security interest or other similar encumbrance.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the Business and the businesses of the Singapore Companies, taken as a whole, (ii) the Acquired Assets and the Singapore Companies, taken as a whole, taken together with the Assumed Liabilities, or (iii) the results of operations or financial condition of the Business and the Singapore Companies, considered as a single enterprise; PROVIDED, HOWEVER, that any material adverse effect relating generally to the economy or the industry or markets in which the Business or the Singapore Companies operate shall not constitute a Material Adverse Effect.

         "MINNEAPOLIS LOCATION" means the premises at 90 South 11th Street in Minneapolis that are leased to Livewire pursuant to an Ancillary Lease.

         "NON-ALLOCABLE LIABILITY" means any liability or obligation of Sellers, or any of them, arising on or prior to the Effective Time from or in connection with:

         (a) any claim that Viacom, any of its predecessors, or any of their respective Affiliates, violated --

                  (i) any United States federal, state or foreign antitrust law or regulation;

                  (ii) any United States federal, state or foreign securities law or regulation;

                  (iii) any Environmental Law, except to the extent that any such claim relates to the condition of the Minneapolis Location, either of the

                           Stamford Locations, the Glenbrook Location or otherwise arises primarily in connection with the Acquired Assets or the Business; or

                  (iv) ERISA. For the avoidance of doubt, all claims and obligations under, pursuant to or in connection with any Plan listed on Schedule 3.12(b) incurred on or prior to the Closing Date will remain the responsibility of Sellers and their Affiliates, OTHER THAN claims and obligations (x) reflected on the Financial Statements or similar types of claims and obligations incurred in the ordinary course of business after July 31, 2000 (but excluding deferred compensation, if any, or any liabilities due to any violation of ERISA); or (y) expressly assumed by Purchasers pursuant to Article VI or Section 2.05(b) hereof;

                  (b) any securityholder derivative action brought on behalf of Viacom or any of its predecessors, whether or not Viacom or any of its Affiliates is named as a defendant in such action;

                  (c) any claim that Viacom, any of its predecessors, or any of their respective Affiliates, discriminated in hiring, advancement, or other terms or conditions of employment, or relating to harassment, a hostile workplace or similar allegations;

                  (d) any claim that Viacom, any of its predecessors, or any of their respective Affiliates is liable for acts or omissions of one or more employees, pursuant to the doctrine of respondeat superior or a similar legal or equitable principle, except to the extent that such acts or omissions relate to the Business and/or the business of the Singapore Companies; or

                  (e) any liability or obligation of Sellers or any of them arising from or in connection with the matters disclosed in Items 2, 3 and 4 of Section 3.07 of the Disclosure Schedule.

                  Notwithstanding anything to the contrary contained herein, "Non-Allocable Liability" shall not include the matters disclosed in Item 1 of
Section 3.07 of the Disclosure Schedule.

                  "PERMITTED LIENS" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies, or the claims of landlords, carriers, warehousemen, mechanics, materialmen and like persons and other Liens imposed by Law for amounts not yet due or which are being contested in good faith; (b) Liens (other than any Lien imposed by ERISA) incurred or deposits made in connection with worker's compensation, unemployment insurance or other types of social security; (c) Liens not created by Sellers or any of their Affiliates which affect only the underlying fee interest of any Real Property leased by any Seller or the real property underlying the Harbor Leases;
(d) Liens that are reflected in title reports attached hereto as Section 1.01(c) of the Disclosure Schedule relating to any Real Property owned by any Seller; and (e) other Liens that secure an aggregate amount of up to $50,000.

                  "PERSON" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

                  "SELLER LOANS" means (i) those outstanding loans owed to WEAPH by each of ABC and GWYB in the initial aggregate principal amount of S$7,839,000 (seven million eight hundred thirty-nine thousand Singapore Dollars) and (ii) those outstanding loans owed to Yarra Broadcast by each of ABC and GWYB in the initial aggregate principal amount of S$7,911,000 (seven million nine hundred eleven thousand Singapore Dollars), in each case, together with all interest accrued and payable thereon as of the Closing Date, each of which loans was made pursuant to a Shareholder Loan Agreement (the loans referred to in clause (ii) have been transferred by Yarra Broadcast to WEAPH).

                  "SHAREHOLDER LOAN AGREEMENTS" means (i) the loan agreements between WEAPH and ABC or GWYB and (ii) the loan agreements between Yarra Broadcast and ABC or GWYB, in each case, set forth in Section 1.01 (c) of the Disclosure Schedule hereto (the loan agreements referred to in clause (ii) have been transferred by Yarra Broadcast to WEAPH).

                  "SINGAPORE COMPANIES" means ABC, GWYB and WEAPH.

                  "STAMFORD LOCATIONS" means the premises leased under the Harbor View Lease and the premises on the first, second, third and fourth floors leased under the Harbor Plaza Lease.

                  "STAY BONUS" means any bonus or other compensation offered by Viacom or any of its Affiliates and payable after the Closing to any Person that was a Business Employee or International Business Employee prior to the Closing to induce such Person to remain a Business Employee or International Business Employee through, or for a period following, the Closing.

                  "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or Controlled by such Person.

                  "S$" means Singapore dollars, the currency of the Republic of Singapore.

                  "TAX" or "TAXES" means any and all federal, state, local and foreign income, excise, gross receipts, ad valorem, sales, use, value added, license, mercantile, employment, franchise, profits, gains, property, transfer, use and occupancy, payroll, withholding, estimated, capital stock, registration, severance, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

                  "TAX RETURNS" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any Governmental Authority relating to Taxes.

                  "TECHNICAL SERVICES AGREEMENTS" means the technical services agreements to be entered into by Livewire and certain Viacom Affiliates as of the Closing Date, substantially in the forms attached hereto as Exhibit D.

                  "TM:RT LICENSE AGREEMENT" means the license agreement relating to the Traffic Master : Real Time Controller software, to be entered into by Livewire and CBS Broadcasting, Inc., as of the Closing Date, substantially in the form attached hereto as Exhibit E.

                  "TRADEMARK LICENSE" means the trademark license to be entered into by Livewire and Viacom as of the Closing Date, in substantially the form attached hereto as Exhibit F.

                  "TRADEMARKS" means all of those trademarks and service marks, registrations and applications owned by any Seller and used or held for use exclusively in connection with the Business, including those items described in
Section 3.15 of the Disclosure Schedule, and all goodwill, if any, appurtenant thereto.

                  "TRANSITIONAL SERVICES AGREEMENT" means the transitional services agreement to be entered into by Livewire and certain Viacom Affiliates as of the Closing Date, substantially in the form attached hereto as Exhibit G.

                  "US$" or "$" means United States dollars, the currency of the United States of America.

                  "WEAPH" means Westinghouse Electric (Asia-Pacific) Holdings, Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly-owned Subsidiary of WEG.

                  "WEAPH SHARES" means 529,225 ordinary shares, par value S$1.00 per share, of WEAPH (100% of the issued and outstanding capital stock of WEAPH).

                  "WEG" means Westinghouse Electric G.m.b.H., a company incorporated under the laws of Switzerland.

                  "YARRA BROADCAST" means Yarra Broadcast (Singapore) Pte. Ltd., a company incorporated under the laws of the Republic of Singapore.

                  1.02 OTHER DEFINED TERMS. The following terms have the meanings defined for such terms in the Sections set forth below:



                 TERM                                                           SECTION
                 ----                                                           -------
                 ABC/GWYB Financial Statements                                  3.04(b)
                 Accounts Receivable                                      1.01 (definition of
                                                                            Acquired Assets)
                 Actions                                                  1.01 (definition of
                                                                            Acquired Assets)
                 Adjusted Purchase Price                                        2.13(e)
                 Allocation                                                     2.11
                 Assumed Liabilities                                            2.05
                 Basket Amount                                                  9.02(b)
                 Business Employees                                             6.01
                 CCPP                                                           6.03
                 Claims                                                   1.01 (definition of
                                                                            Acquired Assets)
                 Closing                                                        2.08
                 Closing Date                                                   2.08
                 Closing Working Capital                                        2.13(a)
                 Confidentiality Agreement                                      5.03(a)
                 Consideration                                                  2.11
                 Contracts                                                1.01 (definition of
                                                                            Acquired Assets)
                 Discovery People Fee                                           2.14(b)
                 EIF                                                            6.04
                 Effective Date                                                 6.02(a)
                 Effective Time                                                 2.08
                 Equipment                                                1.01 (definition of
                                                                            Acquired Assets)
                 ERISA                                                          3.12(b)
                 Excluded Assets                                                2.03
                 FCC                                                            3.09
                 FICA                                                           3.13(c)
                 Financial Statements                                           3.04(a)
                 Former Business Employees                                      6.01
                 FUTA                                                           3.13(c)
                 Indemnification Claim                                          9.03(a)
                 Indemnified Party                                              9.03(a)
                 Indemnifying Party                                             9.03(b)
                 Initial Purchase Price                                         2.02
                 International Business Employees                               6.10
                 Livewire                                                       Preamble
                 Livewire Sub                                                   Preamble
                 Losses                                                         9.01(a)
                 Microwave Licenses                                             5.05
                 Non-Transferable Contracts and Permits                         2.04
                 Non-Assumed Liabilities                                        2.06



                                                                             11

                 TERM                                                           SECTION
                 ----                                                           -------
                 Notice of Disagreement                                         2.13(c)
                 PBGC                                                           3.12(f)
                 Permits                                                  1.01 (definition of
                                                                            Acquired Assets)
                 Plans                                                          3.12(b)
                 Purchasers                                                     Preamble
                 Purchaser Indemnified Parties                                  9.02(a)
                 Purchaser's Savings Plan                                       6.04
                 Rate                                                           2.13(e)
                 Real Property                                            1.01 (definition of
                                                                            Acquired Assets)
                 Reference Financial Statements                                 3.04(a)
                 Sellers                                                        Preamble
                 Sellers' Names                                                 10.17
                 Sellers' Retiree Plan                                          6.05
                 Singapore Contracts                                            3.14
                 Statement of Working Capital                                   2.13(a)
                 Target Working Capital                                         2.13(f)
                 Total Current Assets                                           2.13(f)
                 Total Current Liabilities                                      2.13(f)
                 Transfer Taxes                                                 2.12
                 Viacom                                                         Preamble
                 Viacom's Account                                               2.02
                 Viacom Indemnified Parties                                     9.01(a)
                 Working Capital                                                2.13(f)
                 Year-End Financial Statements                                  3.04(a)

                  1.03 TERMS GENERALLY. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                   ARTICLE II
                                PURCHASE AND SALE

                  2.01 PURCHASE AND SALE OF THE ACQUIRED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each applicable Seller shall (i) sell, convey, assign, transfer and deliver to Livewire Sub, and Livewire Sub shall purchase, acquire and accept from such applicable Seller, all of such applicable Seller's rights, title and interests in, to and under the Acquired Assets (other than WEG's rights, title and interest in and to the WEAPH

Shares) and (ii) sell, convey, assign, transfer and deliver to Livewire, and Livewire shall purchase, acquire and accept from WEG, all of WEG's rights, title and interests in and to the WEAPH Shares.

                  2.02 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Livewire for the purchase by Livewire and Livewire Sub of the Acquired Assets shall be (a) the Adjusted Purchase Price (as defined below), and (b) the assumption of the Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Livewire shall pay to Viacom an initial cash payment in the amount of US$ Ninety Five Million Three Hundred Fifty Thousand (US$95,350,000) (the "INITIAL PURCHASE PRICE") and Livewire shall cause Livewire Sub to and Livewire Sub shall assume the Assumed Liabilities. The Initial Purchase Price shall be paid by Livewire by wire transfer of immediately available funds, to the account designated by Viacom in writing at least two Business Days prior to the Closing ("VIACOM'S ACCOUNT").

                  2.03 EXCLUDED ASSETS. The following assets ("EXCLUDED ASSETS") are not included in the Acquired Assets, and Sellers shall not sell to Purchasers, and Purchasers shall not acquire from Sellers:

                  (a) all cash, cash equivalents, marketable securities, cash equivalents in transit, in hand or in bank accounts held or maintained by or for Sellers (including, for the avoidance of doubt, any cash received by any Seller prior to Closing that is paid pursuant to any settlement of the matter referred to in Item 1 of Section 3.07 of the Disclosure Schedule);

                  (b) all rights and assets that are used or exercised by Sellers or any other Viacom Affiliate in the provision of services to any Purchaser pursuant to the Transitional Services Agreement;

                  (c) any and all rights in, to and under the TM:RT software and derivative works thereof (and the know-how related thereto) and the TM:RT License Agreement, except as set forth in the TM:RT License Agreement;

                  (d) except as may be provided for in Article VI, all assets attributable or relating to the Plans of the Business, and all personnel books and records relating to any employee benefits or Plans maintained by and relating to Viacom or any of its Affiliates;

                  (e) duplicate copies of all books and records transferred to any Purchaser;

                  (f) corporate minute books or stock records relating to Viacom or any of its Affiliates;

                  (g) any communications or records that are protected from disclosure under an attorney-client privilege of Viacom or any of its Affiliates as listed on a schedule to be provided by Viacom to any Purchaser at the Closing;

                  (h) all rights in, to and under the names and marks incorporating "Group W", "Viacom", "Westinghouse" and "CBS", including but not limited to the related word marks and any logos (including but not limited to the Westinghouse "W" logo) used in connection therewith, subject to Section 10.17;

                  (i) all documents and analyses prepared by Viacom or any of its Affiliates for internal evaluation purposes in connection with the sale of the Business;

                  (j) subject to the provisions of Section 2.04 below, all rights under Non-Transferable Contracts and Permits (as defined below);

                  (k) all rights of Viacom and its Affiliates in or under any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) related to Excluded Assets or Non-Assumed Liabilities;

                  (l) all Claims of Viacom or any of its Affiliates (other than any of the Singapore Companies) in respect of Income Taxes, any net operating loss carryforwards of Viacom or its Affiliates and all Tax Returns of the Business for periods ending on or prior to the Closing Date;

                  (m) all accounts owing by, and all Contracts between and among, Viacom and any of its Affiliates;

                  (n) all contracts of insurance entered into by Viacom or any of its Affiliates with respect to the Business or the Acquired Assets, and all claims for reimbursement, pre-paid premiums, payments and rights thereunder and proceeds therefrom, relating to any occurrence (in the case of an occurrence-based policy) or claim (in the case of any claims made-based policy) arising after the Closing Date (or arising on or before the Closing Date, to the extent that Viacom shall effectively indemnify Livewire from and against any losses, costs, damages, claims, liabilities and expenses arising or resulting from or in connection with any such claim or occurrence);

                  (o) all Acquired Assets disposed of by Sellers after the date of this Agreement to the extent such dispositions are not prohibited by the terms of this Agreement;

                  (p) the rights of Sellers under this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and

                  (q) all other assets owned, leased, licensed, used or held for use by Sellers or any of their Affiliates (other than the Singapore Companies) to the extent that such assets relate to the businesses and operations of Sellers and their Affiliates other than the Business and the Acquired Assets.

                  2.04 NON-TRANSFERABLE CONTRACTS AND PERMITS. No statement in this Agreement, nor the consummation of the transactions contemplated hereby shall constitute an agreement to assign or an assignment of any Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto or any Governmental Authority, is not allowed, would constitute a breach thereof or would adversely affect any of the respective rights or obligations of any Seller

("NON-TRANSFERABLE CONTRACTS AND PERMITS"). If any consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect any of the respective rights or obligations of any Seller, Sellers and Purchasers shall use their respective commercially reasonable efforts to achieve a mutually agreeable arrangement under which Livewire Sub shall obtain the benefits and assume the obligations thereunder as of the Closing Date, including subcontracting, sublicensing or subleasing to Livewire Sub, and/or, as applicable, under which Sellers shall enforce for the benefit of Livewire Sub all of their respective rights against any third parties or Governmental Authorities with respect thereto, with Livewire Sub assuming Sellers' respective obligations and liabilities thereunder, with substantially the same effect (including substantially the same economic effect) as if such Contract or Permit had been assigned to Livewire Sub under this Agreement at the Closing. In consultation with Purchasers, Sellers shall use their commercially reasonable efforts to obtain as soon as practicable the consent or approval of any such third party or Governmental Authority to the assignment of such Contract or Permit and to transfer such Contract or Permit to Livewire Sub; and any transfer or assignment to Livewire Sub of any Contract or Permit that shall require the consent or approval of any third party or Governmental Authority shall be made subject to such consent or approval being obtained and any terms or conditions contained in such consent or approval. Nothing herein shall be understood (i) to state or imply that any Purchaser or any Seller shall be obligated to make any payment in order to obtain the consent of any such third party or Governmental Authority or
(ii) to limit the Closing conditions set forth in Sections 7.01(f) and 7.02(f).

                  2.05 ASSUMPTION OF ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Livewire Sub shall assume, and agree to pay, perform and discharge when due the following obligations and liabilities of Sellers ("ASSUMED LIABILITIES"):

                  (a) all obligations and liabilities of Sellers under the Contracts and Permits in accordance with the terms thereof, except those Contracts and Permits included in the Excluded Assets;

                  (b)      (i)      in regard to Business Employees and Former
                                    Business Employees who are not International
                                    Business Employees, all liabilities and
                                    obligations assumed by any Purchaser
                                    pursuant to Article VI hereof, and

                           (ii) all liabilities and obligations of Sellers that relate to International Business Employees; and

                  (c) except as otherwise provided in the second sentence of Section 2.06, all other liabilities and obligations to the extent relating to the Business, whether incurred prior to or after the Closing Date, including (x) any accrued but unpaid Taxes other than Income Taxes and (y) all liabilities and obligations relating to the matters disclosed in Section 3.07 of the Disclosure Schedule (other than Items 2, 3 and 4 of Section 3.07 of the Disclosure Schedule).

                  2.06 NON-ASSUMED LIABILITIES. Anything in this Agreement to the contrary notwithstanding, neither Purchaser shall assume or be bound by or be obligated or responsible for any obligations or liabilities of any kind or nature relating to the Business, other than the

Assumed Liabilities (the "NON-ASSUMED LIABILITIES"). Without limiting the foregoing, and notwithstanding anything to the contrary contained herein, all of the following shall be considered Non-Assumed Liabilities for the purposes of this Agreement: (a) any liability or obligation with respect to Income Taxes with respect to the Business or otherwise incurred or owed by Sellers;
(b) any liability of the Sellers for the unpaid Taxes of any other Person (other than any Taxes of the Sellers required to be assumed by Purchasers pursuant to Section 2.05 of this Agreement) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (c) any liability of the Sellers for Income Taxes arising in connection with the consummation of the transactions contemplated hereby; (d) any liability or obligation relating to, arising from or in connection with, any matter disclosed in Items 2, 3 or 4 of Section 3.07 of the Disclosure Schedule; (e) any Non-Allocable Liability; (f) any liability or obligation relating to, or arising from or in connection with, any Stay Bonus; and (g) any liability or obligation in respect of the Excluded Assets.

                  2.07     [Intentionally Omitted]

                  2.08 CLOSING. Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Assets, and the assumption of the Assumed Liabilities, contemplated hereby shall take place at a closing (the "CLOSING") to be held at 10:00 a.m. (New York City time) on the second Business Day following the later to occur of (i) the expiration or termination of the applicable waiting periods relating to the transactions contemplated hereby under the HSR Act, (ii) the receipt of the IDA Consent, and (iii) the satisfaction or waiver of the other conditions to the obligations of the parties set forth in Article VII (other than those conditions which require the delivery of documents or taking of other actions, at the Closing) at the offices of Viacom, 1515 Broadway, New York, New York, or at such other time or on such other date or at such other place as Viacom and Livewire may mutually agree upon in writing (the day on which the Closing takes place being the "CLOSING DATE"). The sale of the Acquired Assets and the assumption of the Assumed Liabilities pursuant to the terms and conditions of this Agreement shall be deemed to become effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date (the "EFFECTIVE TIME").

                  2.09 CLOSING DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Livewire:

                  (a) the certificates and other documents required to be delivered pursuant to Section 7.02(a);

                  (b) bills of sale, special warranty deeds, consents and instruments of assignment, in form reasonably satisfactory to Viacom and Livewire, to evidence the transfer to Livewire Sub of the Acquired Assets in accordance herewith;

                  (c) except for all Business Employees and International Business Employees who will be continuing their employment with the Business after the Closing, or as Livewire shall otherwise agree, the written resignations of all directors of WEAPH, ABC and GWYB;

                  (d) the Ancillary Agreements, duly executed by applicable Sellers;

                  (e) a receipt for payment by Purchasers of the Initial Purchase Price;

                  (f)      certificates representing the WEAPH Shares;

                  (g)      certificates representing the JV Shares;

                  (h) any payments due to Livewire pursuant to Section 2.14(b); and

                  (i) the CBS Transmission Services Agreement duly executed by CBS Broadcasting, Inc.

                  2.10 CLOSING DELIVERIES BY PURCHASERS. At the Closing, Purchasers shall deliver to Viacom:

                  (a) a wire transfer of immediately available funds to Viacom's Account in an amount equal to the Initial Purchase Price;

                  (b) the certificates and other documents required to be delivered pursuant to Section 7.01(a);

                  (c) assumption agreements, each in form reasonably satisfactory to Viacom and Livewire, to evidence, among other things, the assumption by Livewire Sub of the Assumed Liabilities;

                  (d) the Ancillary Agreements, duly executed by the applicable Purchaser;

                  (e)      any payments due to Viacom pursuant to Section
2.14(a); and

                  (f) the CBS Transmission Services Agreement duly executed by Livewire, Livewire Sub and Group W Network Services.

All deliveries under Sections 2.09 and 2.10 shall occur simultaneously.

                  2.11 ALLOCATION OF CONSIDERATION. Viacom and Livewire shall endeavor to agree as soon as practicable but in any event no later than 30 days after the Statement of Working Capital has been agreed by the parties, on an allocation of the Adjusted Purchase Price and the Assumed Liabilities (together, the "CONSIDERATION") among the Acquired Assets and the Ancillary Agreements, in the manner required by Section 1060 of the Code and the Treasury regulations thereunder (the "ALLOCATION"). Viacom and each Purchaser agree that the Consideration allocated to the WEAPH Shares shall not exceed the aggregate of US$25 million plus the amount of indebtedness of the Singapore Companies assumed or retired by any Purchaser at Closing but shall not be less than US$20 million and that the Consideration shall be allocated among the Acquired Assets, the Assumed Liabilities and the Ancillary Agreements consistent with the agreed-upon Allocation and Viacom and each other applicable Seller and each Purchaser further agree to file all Tax Returns and related forms (including without limitation Form 8594) in accordance with the Allocation and shall not make any inconsistent written statement or take any inconsistent position on any Tax Return, in any refund claim, or during the course of any Internal Revenue Service or other Tax audit. Each party shall notify the other party if it receives notice that the Internal Revenue Service proposes any adjustment to the Allocation. Notwithstanding the foregoing provisions of this Section 2.11, if Viacom and Livewire are unable to agree on an allocation of the Consideration within 30 days after the Statement of Working Capital has been agreed by the parties, each shall be permitted to allocate the Consideration among the Acquired Assets, the Assumed Liabilities and the Ancillary Agreements, and to take any related actions and positions, as it deems appropriate; PROVIDED, HOWEVER, that (i) such purchase price allocations shall be in accordance with Section 1060 of the Code and the applicable Treasury regulations (and any comparable provisions of foreign Tax law) and
(ii) Viacom and its Affiliates or Livewire and its Affiliates (as the case may be) shall be bound by, and shall not take any Tax reporting positions inconsistent with, their respective allocations.

                  2.12 TRANSFER TAXES. Each of Viacom and Livewire shall be responsible for and shall pay one-half of all sales, use, transfer, recording, stamp, and other similar taxes and fees ("TRANSFER TAXES"), arising out of or in connection with the transactions effected pursuant to this Agreement. Notwithstanding the foregoing, Livewire shall have no liability for Income Taxes of Sellers arising out of or in connection with the transactions effected pursuant to this Agreement. The party which has primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall pay to the party with such primary responsibility an amount equal to one-half of such Transfer Taxes in immediately available funds within five days of receipt of such notice and the party with such primary responsibility shall promptly remit the Transfer Taxes to the proper Tax authority.

                  2.13     PURCHASE PRICE ADJUSTMENT.

                  (a) As promptly as practicable, but in no event later than 90 days after the Closing Date, Viacom shall at its expense prepare and deliver to Livewire a statement (the "STATEMENT OF WORKING CAPITAL") setting forth Working Capital (as defined below) as of the Effective Time ("CLOSING WORKING CAPITAL") prepared in compliance with the requirements of this Section 2.13.

                  (b) Livewire shall cause the Business to provide reasonable assistance to Viacom in the preparation of the Statement of Working Capital and shall provide Viacom reasonable access during normal business hours to the personnel, properties, books and records of the Business for such purpose. Livewire acknowledges that Viacom shall have the primary responsibility and authority for preparing the Statement of Working Capital.

                  (c) During the 30-day period following Livewire's receipt of the Statement of Working Capital, Livewire and its representatives shall be permitted to review and make copies reasonably required of (i) the working papers of Viacom relating to the Statement of Working Capital and (ii) any supporting schedules relating to the Statement of Working Capital. The Statement of Working Capital shall become final and binding upon the parties on the thirtieth

(30th) day following delivery thereof, unless Livewire gives written notice of its disagreement with the Statement of Working Capital (a "NOTICE OF DISAGREEMENT") to Viacom prior to such date. Any Notice of Disagreement shall
(A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.13, and
(C) be accompanied by a signed certificate by Livewire that it has complied with the covenants set forth in Section 2.13(g). If a Notice of Disagreement complying with the preceding sentence is received by Viacom in a timely manner, then the Statement of Working Capital (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the parties on the earlier of
(I) the date Viacom and Livewire resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by an Accounting Firm.

                  (d) During the 30-day period following the delivery of any Notice of Disagreement that complies with the preceding paragraph, Viacom and Livewire shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Livewire shall cause the Business to afford Viacom reasonable access during normal business hours to the personnel, properties, books, records, schedules and working papers of the Business and Viacom shall be permitted to review and make copies reasonably required of the working papers and business records of Livewire relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, Viacom and Livewire have not resolved such differences, Viacom and Livewire shall submit to an Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. Viacom and Livewire shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. Viacom and Livewire agree that judgment may be entered upon the determination of the Accounting Firm in a New York court sitting in the City of New York. The cost of any arbitration (including the fees and expenses of the Accounting Firm but excluding the fees and expenses of any attorneys) pursuant to this Section 2.13 shall be borne by Viacom and Livewire in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

                  (e) The Initial Purchase Price shall be increased by the amount by which Closing Working Capital exceeds the Target Working Capital (as defined below), and the Initial Purchase Price shall be decreased by the amount by which the Target Working Capital exceeds the Closing Working Capital (the Initial Purchase Price, after giving effect to such increase or decrease shall be referred to as the "ADJUSTED PURCHASE PRICE"). If the Adjusted Purchase Price exceeds the Initial Purchase Price, Livewire shall, and if the Initial Purchase Price exceeds the Adjusted Purchase Price, Viacom shall, within 10 business days after the Statement of Working Capital becomes final and binding upon the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such excess, together with interest thereon at the three-month treasury bill rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) in effect on the Closing Date plus .25% (the "RATE"), calculated on the basis of the actual number of days elapsed over 365, from the Closing

Date to the date of actual payment, compounded quarterly. Any payments due by Livewire under this Section 2.13 shall be paid into Viacom's Account. Notwithstanding the foregoing, in the event that Livewire delivers a Notice of Disagreement to Viacom in accordance with this Section 2.13 such that only a certain portion of the Closing Working Capital set forth in Viacom's Statement of Working Capital is being disputed, and accordingly either Viacom or Livewire is required to make a payment to the other with respect to the non-disputed portion of the Closing Working Capital regardless of the resolution of the disputed items contained in the Notice of Disagreement, then Viacom or Livewire, as applicable, shall, within 10 business days of the receipt of the Notice of Disagreement, make payment to the other by wire transfer in immediately available funds in respect of the non-disputed portion of the Closing Working Capital pending resolution of the items contained in the Notice of Disagreement, together with interest thereon at the Rate on the date of the Notice of Disagreement, calculated as described above, and such payment (excluding interest) shall be credited against the payment (excluding interest) required pursuant to the second sentence of this paragraph.

                  (f) The term "WORKING CAPITAL" means Total Current Assets minus Total Current Liabilities (in each case as defined below as measured as of any date of determination). The "TARGET WORKING CAPITAL" shall equal US$589,000. The calculation of the Target Working Capital is set forth in Exhibit H. The terms "TOTAL CURRENT ASSETS" and "TOTAL CURRENT LIABILITIES" mean, respectively, the combined total current assets included in the Acquired Assets (other than the WEAPH Shares) and the combined total current liabilities included in the Assumed Liabilities, in each case determined using the same methodologies, practices, accounting applications and assumptions as used in determining the Target Working Capital. The parties agree that the adjustment contemplated by this Section 2.13 is intended to show the change in Working Capital from July 31, 2000 to the Closing Date, and that such change may only be measured if the calculation is done in accordance with the preceding sentence. The scope of any disputes to be resolved by the Accounting Firm shall be limited to whether such calculations were done in accordance with the foregoing provisions of this
Section 2.13 and whether there were mathematical errors in the Statement of Working Capital. For the avoidance of doubt, and notwithstanding anything to contrary set forth herein, the following additional rules shall apply to the calculation of Target Working Capital and Closing Working Capital:

                           (i) neither Target Working Capital nor Closing Working Capital shall include the Discovery People Fee or any right to receive such a fee;

                           (ii) neither Target Working Capital nor Closing Working Capital shall include any capital lease obligations;

                           (iii) neither Target Working Capital nor Closing Working Capital shall include any Income Tax obligations;

                           (iv) if, after the date hereof and at least 5 days prior to Closing, Sellers incur a current liability to acquire a capital asset described in Section 2.14(a) of the Disclosure Schedule or approved in writing by Livewire as provided in Section 2.14(a), such current liability shall not be included in Closing Working Capital; and

                           (v) Total Current Assets shall include the current portion of any obligations owed to any Seller (and effectively assigned at Closing to Livewire Sub) pursuant to any settlement of the matter referred to in Item 1 of Section 3.07 of the Disclosure Schedule; PROVIDED, that the current portion of any such obligations included in Total Current Assets shall in no event exceed $60,000.

                  (g) Livewire agrees that following the Closing it shall not take any actions which would affect the Statement of Working Capital with respect to the accounting books, records, policies or procedures of the Business on which the Statement of Working Capital is to be based that (i) are inconsistent with the Business' practices prior to the Closing Date or (ii) would make it impossible or impracticable to calculate the Closing Working Capital in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve (including any reserves in Total Current Liabilities) or other account existing as of July 31, 2000 except as a result of events occurring after such date and, in such event, only in a manner consistent with practices of the Business prior to the Closing Date.

                  2.14     OTHER PAYMENTS.

                  (a) To the extent that, between the date hereof and 5 days prior to Closing, Sellers actually make (and pay for in cash, excluding cash of the Singapore Companies) any capital expenditure with respect to the Business or the business of any Singapore Company described in Section 2.14(a) of the Disclosure Schedule or approved in writing by Livewire, then, at Closing, against evidence of payment therefore, Livewire will make a cash payment to Viacom equal to (i) the amount of all such additional capital expenditures MINUS
(ii)(x) the amount of such capital expenditures multiplied by (y) the number of days between January 1, 2001 and the Closing Date, inclusive of both such dates, divided by (z) the shorter of the number of days (A) of the estimated useful life of the applicable asset as determined in accordance with the past practices of the Business or the business of any Singapore Company, as the case may be, or
(B) of the term of the service contract relating to the applicable asset; PROVIDED, HOWEVER, that in the event that the Closing takes place on or prior to January 1, 2001, this clause (ii) shall be equal to zero. Anything contained herein to the contrary notwithstanding, any written approval relied on by Sellers pursuant to this Section 2.14(a) shall be effective only if signed by David Beddow, Gavin Schutz, William Niles or any other officer of Livewire specifically authorized in a written notice to Viacom.

                  (b) In the event that, prior to Closing, any Seller receives any termination fee from Discovery Ventures, LLC, pursuant to the Technical Services Agreement dated December 29, 1998, between Group W Network Services and Discovery Ventures, LLC, as amended and as terminated pursuant to a letter dated August 10, 2000 (any such termination fee, the "DISCOVERY PEOPLE FEE"), then, at Closing, Viacom will make a cash payment to Livewire in an amount equal to (i) the amount of the Discovery People Fee, MINUS (ii)(x) the amount of such termination fee multiplied by (y) the number of days between January 1, 2001 and the Closing Date, inclusive of both such dates, divided by
(z) 424 days. By way of illustration of the foregoing, if Sellers receive termination fees in the amount of $1,920,000 prior to Closing on January 31, 2001, then

Viacom will pay to Livewire (A) $1,920,000 minus (B) $1,920,000 multiplied by 31 days divided by 424 days, which amount equals $1,779,623.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF VIACOM

                  Viacom represents and warrants to Purchasers as follows:

                  3.01 INCORPORATION AND AUTHORITY OF SELLERS. Each of the Sellers and the Singapore Companies is a corporation duly incorporated, validly existing and, in cases of corporations incorporated in the United States, in good standing, under the Laws of the jurisdiction of its incorporation or organization. Each Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of them (as applicable) of their respective obligations hereunder and thereunder and the consummation by each of them (as applicable) of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been and, when executed and delivered at the Closing, the Ancillary Agreements to which each applicable Seller is a party will be, duly executed and delivered by the applicable Seller and, assuming due authorization, execution and delivery by Purchasers, this Agreement constitutes, and at the Closing the Ancillary Agreements will constitute, the legal, valid and binding obligation of each applicable Seller, enforceable against each applicable Seller in accordance with their respective terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Prior to the date of this Agreement, Viacom has delivered to Livewire true and correct copies of the Certificate of Incorporation and the Bylaws (or similar instruments with different names) of each of the Singapore Companies as in effect as of the date of this Agreement.

                  3.02 NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and except as described in Section 3.02 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party, do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or similar constituent instruments with different names) of any Seller or any of the Singapore Companies, (b) conflict with or violate any Law or Governmental Order applicable to Sellers or any of the Singapore Companies, except as (i) would not, individually or in the aggregate, have a Material Adverse Effect, (ii) would not prohibit Sellers from consummating the sale of the Acquired Assets and the other transactions contemplated hereby or (iii) may result from any facts or circumstances relating solely to Livewire or its Affiliates or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than any Permitted Lien) on any of the Acquired Assets, the JV Shares or any asset or property of any Singapore Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any Seller or any Singapore Company is a party or by which the Acquired Assets, the JV Shares or, to the knowledge of Viacom, any asset or property of any Singapore
Company are bound or affected, except as would not, individually or in the aggregate, have a Material Adverse Effect or prohibit Sellers from consummating the sale of the Acquired Assets and the other transactions contemplated hereby.

                  3.03 CONSENTS AND APPROVALS. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, do not, and the performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person except (a) as described in Section
3.03 of the Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) any consents, approvals, authorizations, filings or notifications required under Singapore law, including without limitation the IDA Consent, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect or prohibit Sellers from consummating the sale of the Acquired Assets and the other transactions contemplated hereby, and (e) as may be necessary as a result of any facts or circumstances relating solely to Livewire or its Affiliates.

                  3.04 FINANCIAL INFORMATION. (a) "FINANCIAL STATEMENTS" shall mean the Year-End Financial Statements, the Reference Financial Statements and the ABC/GWYB Financial Statements, in each case as defined below. The audited combined financial statements of Group W Network Services as at and for the year ended December 31, 1999, including the audited combined balance sheet, statement of operations and statement of cash flows (together with all notes and attachments thereto, the "YEAR-END FINANCIAL STATEMENTS") and the unaudited combined balance sheet and statement of operations of Group W Network Services as at and for the seven-month period ended July 31, 2000 (the "REFERENCE FINANCIAL STATEMENTS"), all of which are included in Section 3.04(a) of the Disclosure Schedule, fairly present, in all material respects, the combined financial condition and results of operations of the Business and, to the extent directly or indirectly owned at such time by Seller, the Singapore Companies at such dates, or for the periods covered thereby, and, except as disclosed in
Section 3.04(a) of the Disclosure Schedule, were prepared on a basis consistent with the past practices of the Business and the Singapore Companies and, in the case of the Year-End Financial Statements, in accordance with GAAP. The income statement included in the Reference Financials was prepared on a basis consistent with the income statement included in the Year-End Financial Statements except for normal recurring year-end adjustments. The balance sheet included in the Reference Financials was prepared on a basis consistent with the internal financial reporting policies of Sellers.

                  (b) The audited financial statements of ABC and GWYB, as at and for the year ended November 30, 1999, including the audited balance sheets, profit and loss accounts and statements of cash flows (together with all notes and attachments thereto, the "ABC/GWYB FINANCIAL STATEMENTS"), all of which are included in Section 3.04(b) of the Disclosure Schedule, fairly present, in all material respects, the financial condition and results of operations of ABC and GWYB, respectively, and, except as disclosed in Section 3.04(b) of the Disclosure Schedule, each was prepared on a basis consistent with the past practices of ABC or GWYB, as the case may be, and in accordance with Singapore generally accepted accounting principles.

                  3.05     ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) As of the Closing Date, there shall be no liability or obligation of the Business which is included in the Assumed Liabilities except liabilities or obligations (i) disclosed in Section 3.05(a) of the Disclosure Schedule or otherwise included in the other Disclosure Schedules to this Agreement if the relevance of such matter to Section 3.05(a) of the Disclosure Schedule is reasonably apparent from the face of the disclosure actually made, (ii) as, and to the extent, reflected or reserved against in the Financial Statements, (iii) with respect to the matters addressed in Sections
3.12 and 3.13 and Article VI (which shall be governed solely by the terms of such Sections and Article), (iv) under executory contracts included in the Acquired Assets, (v) incurred in the ordinary course of the Business after July 31, 2000 and prior to the Closing, or (vi) which would not individually or in the aggregate have a Material Adverse Effect.

                  (b) As of the Closing Date, the Singapore Companies shall have no liabilities or obligations of any nature except liabilities or obligations (i) disclosed in Section 3.05(b) of the Disclosure Schedule or otherwise included in the other Disclosure Schedules to this Agreement if the relevance of such matter to Section 3.05(b) of the Disclosure Schedule is reasonably apparent from the face of the disclosure actually made, (ii) as, and to the extent, reflected or reserved against in the Financial Statements, (iii) with respect to the matters addressed in Sections 3.12 and 3.13 and Article VI (which shall be governed solely by the terms of such Sections and Article), (iv) incurred in the ordinary course of business after June 30, 2000 and prior to the Closing, (v) under executory contracts to which any Singapore Company is or becomes a party, or (vi) which would not individually or in the aggregate have a Material Adverse Effect.

                  3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as disclosed in Section 3.06 of the Disclosure Schedule, the Business has been conducted and the Singapore Companies have conducted their respective businesses in the ordinary course and consistent with past practice.

                  Since December 31, 1999, or such other date specified below, except as set forth in Section 3.06 of the Disclosure Schedule or as contemplated by this Agreement, there has not been:

                           (i)      a Material Adverse Effect;

                           (ii) since July 31, 2000 to the date of this Agreement, the creation of any Lien on the Acquired Assets or any asset of the Singapore Companies, other than Permitted Liens;

                           (iii) since July 31, 2000 to the date of this Agreement, any establishment or material increase in any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or other material increase in the compensation payable or to become payable to any officer or key employee of the Business or any of the Singapore Companies by any Seller or any of their Affiliates, except, in any case described above, as may be required by Law or existing contracts or in the ordinary course of business;

                           (iv) to the date of this Agreement, any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the Acquired Assets or any of the assets of the Singapore Companies having an aggregate replacement value exceeding $50,000;

                           (v) to the date of this Agreement, with respect to the Business or any of the Singapore Companies, (A) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof or interest therein or
                                    (B) any incurrence of any indebtedness for borrowed money (other than to any Seller), the entry into any capitalized lease obligations in excess of $50,000 per lease or the entry into any deferred purchase price obligations in excess of $50,000 per obligation or issuance of any debt securities or assumption, grant, guarantee or endorsement, or other accommodation or arrangement making the Business or any Singapore Company responsible for, the obligations of any Person other than in the ordinary course of business consistent with past practice or any loans or advances other than loans or advances to employees of the Business or any Singapore Company in the ordinary course;

                           (vi) to the date of this Agreement, any change in any method of accounting or accounting practice used by any Seller or any Singapore Company in connection with the Business or the businesses of the Singapore Companies;

                           (vii) any loss or destruction of any Acquired Asset or any asset of any Singapore Company, other than any such loss or destruction which would not individually or in the aggregate result in a Material Adverse Effect;

                           (viii) since December 31, 1999 to the date of this Agreement, any settlement of any pending or material threatened Action or Claim relating to the Business, the Acquired Assets or any Singapore

                                    Company, other than any settlement of
                                    pending litigation against any Seller or Singapore Company solely for a cash payment not in excess of $100,000;

                           (ix) any declaration or payment of any dividend on or distribution in respect of the capital stock of any Singapore Company (other than dividends payable by a JV Company to WEAPH),
                                    (b) split, combination or reclassification of any capital stock of any Singapore Company or (c) redemption, repurchase or other acquisition by a Singapore Company or any Seller of any shares of capital stock of any Singapore Company (except as expressly contemplated by this Agreement or the JV Companies Purchase Agreement);

                           (x)      to the date of this Agreement, any
                                    revaluation by a Seller of any Acquired
                                    Assets (or any revaluation of any assets of any Singapore Company), including any writing up or writing down of the value of inventory or any writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

                           (xi) to the date of this Agreement, any capital expenditure in excess of $50,000 not contemplated by the most recent capital expenditure budget of the Business and the Singapore Companies (copies of which have been provided to Livewire); and

                           (xii) any agreement by any Seller or Singapore Company to do any of the foregoing.

                  3.07     ABSENCE OF LITIGATION. Except as set forth in Section
3.07 of the Disclosure Schedule, there are no Actions pending, or to Viacom's Knowledge, threatened in writing against any Seller related to the Business or any Singapore Company, or to which any of the Acquired Assets or any asset of any Singapore Company are subject, before any Governmental Authority that are reasonably likely to have a Material Adverse Effect or to prevent or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (or any material part thereof).

                  3.08     COMPLIANCE WITH LAWS. Except as set forth in Section
3.08 of the Disclosure Schedule, no Seller or Singapore Company is in violation of any Law or Governmental Order that is binding upon such entity insofar as it relates to the Business, any material Acquired Asset or any material asset of any Singapore Company, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect.

                  3.09 LICENSES AND PERMITS. No governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations are required to operate the Business or the businesses of the Singapore Companies in substantially the same manner as the Business and the businesses of the Singapore Companies are being operated as of the date hereof, other than (i) the Microwave Licenses;
(ii) the other authorizations. licenses, permits and approvals of the Federal Communications Commission ("FCC") described in Section 3.09 of the Disclosure Schedule; and (iii) such authorizations, licenses, permits and approvals of Governmental Authorities other than the FCC (A) as are described in Section
3.09 of the Disclosure Schedule or (B) of which the failure to hold or obtain would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Permits set forth in Section 3.09 of the Disclosure Schedule is valid and binding and in full force and effect, except as would not, individually or in the aggregate, have a Material Adverse Effect.

                  3.10 ACQUIRED ASSETS. (a) Except for the rights and assets contemplated by the Ancillary Agreements or otherwise set forth in
Section 3.10(a) of the Disclosure Schedule, the Acquired Assets (together with the services and rights included under the Ancillary Agreements) include all of the material assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, used or held for use primarily in the operation of the Business as of the date hereof other than assets disposed of, utilized or consumed in the ordinary course of business since the date of this Agreement. All of the tangible Acquired Assets material to the operation of the Business and all of the tangible assets of the Singapore Companies material to the operation of the businesses of the Singapore Companies are in good operating condition and repair, subject to normal wear and maintenance, except to the extent the failure to be in such condition or repair would not result in a Material Adverse Effect.

                  (b) Each applicable Seller holds, and at the Closing will hold, good title to or have valid leasehold interests in all of the Acquired Assets (other than the WEAPH Shares (as to which the provisions of Section 3.10(c) apply) and the Real Property and the Harbor Leases (as to which the provisions of Section 3.11 apply)) being transferred and sold by it hereunder, free and clear of any and all Liens, except (i) as disclosed in Section 3.10(b)(i) of the Disclosure Schedule, (ii) for Permitted Liens or (iii) for Liens created by or through Livewire or any of its Affiliates or as a result of the transactions contemplated by this Agreement. Each applicable Singapore Company holds, and at the Closing will hold, good title to or have valid leasehold interests in all of its assets, free and clear of any and all Liens, except (i) as disclosed in Section 3.10(b)(ii) of the Disclosure Schedule, (ii) for Permitted Liens or (iii) for Liens created by or through Livewire or any of its Affiliates or as a result of the transactions contemplated by this Agreement.

                  (c) The WEAPH Shares consist of 529,225 ordinary shares of WEAPH. The WEAPH Shares constitute all of the issued and outstanding capital stock of WEAPH. The WEAPH Shares were duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. Except as described in Section 3.10(c) of the Disclosure Schedule, there are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the WEAPH Shares obligating WEG to sell or transfer any portion of the WEAPH Shares, or restricting in any way WEG's rights and powers with respect to the WEAPH Shares, including without limitation any restriction on transfer, voting or consensual rights. WEG owns the WEAPH Shares free and clear of all Liens except for Liens arising under any securities law and any Liens arising out of, under or in connection with this Agreement or through Livewire or any of its Affiliates. Except as described in Section 3.10(c) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the WEAPH Shares. As of the Closing Date, WEAPH will hold no material assets other than the JV Shares and the Seller Loans and Seller Loan Agreements (but only if such Seller Loans are not contributed to capital and such Seller Loan Agreements are not terminated, in each case as contemplated in Section 5.12 hereof) and certain rights under the JV Companies Purchase Agreement and certain of the agreements contemplated thereby and be subject to no liabilities other than its ownership of the JV Shares and certain liabilities for Taxes, except as set forth on Section 3.10(c) of the Disclosure Schedule.

                  (d) The JV Shares consist of 322,500 ordinary shares, par value S$1.00 per share, of ABC and 202,500 ordinary shares, par value S$1.00 per share, of GWYB. The JV Shares constitute all of the issued and outstanding ordinary shares of ABC and GWYB. The JV Shares were duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the JV Shares obligating WEAPH to sell or transfer any portion of the JV Shares. WEAPH owns the JV Shares free and clear of all Liens except for Liens arising under any securities law and any Liens arising out of, under or in connection with this Agreement or through Livewire or any of its Affiliates. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the JV Shares.

                  (e)      As of September 30, 2000, there is S$6,843,002.51
(six million eight hundred forty-three thousand two 51/100 Singapore Dollars), including accrued and unpaid interest, outstanding under the Seller Loans made to GWYB, and S$10,898,113.56 (ten million eight hundred ninety-eight thousand one hundred thirteen 56/100 Singapore Dollars), including accrued and unpaid interest, outstanding under the Seller Loans made to ABC. WEAPH is the sole obligee, beneficially and of record, under each of the Seller Loans and WEAPH owns the Seller Loans free and clear of all Liens except for Permitted Liens and any Liens arising out of, under or in connection with this Agreement or through Livewire or any of its Affiliates.

                  (f) The JV Companies do not own, directly or indirectly, any ownership, equity, profit or voting interest in any corporation, partnership, joint venture or other Person, and have no agreement or commitment to purchase any such interest.

                  (g) No assets of the JV Companies were used by WEAPH or Viacom to acquire JV Shares pursuant to the JV Companies Purchase Agreement.

                  (h) The JV Companies have no liabilities to Yellow River or Yarra or any directors or officers thereof.

                  3.11     REAL PROPERTY.

                  (a) The applicable Seller has good title to, or valid leasehold interest in, each parcel of Real Property and the Harbor Leases, as set forth next to such Seller's name in Section 3.11 of the Disclosure Schedule, in each case free and clear of all Liens, except (a) as disclosed in Section 3.11 of the Disclosure Schedule, (b) for Permitted Liens or (c) for Liens created by or through Livewire or any of its Affiliates.

                  (b)      The Singapore Companies do not own any real property.

                  3.12     EMPLOYEE MATTERS.

                  (a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, (i) there have been no union organizing efforts with respect to the Business or the Singapore Companies conducted within the last three years and, to Viacom's knowledge, there are none now being conducted; (ii) during the three years prior to the date of this Agreement there has not been, nor, to Viacom's knowledge, is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to, or affecting, the Business or the Singapore Companies; and (iii) no Business Employee or International Business Employee is represented by any union or other labor organization.

                  (b) Section 3.12 (b) of the Disclosure Schedule sets forth a true, correct and complete list of all of (i) the written employee benefit plans, arrangements or policies (whether U.S. or international), including plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, without limitations, any retirement, pension, deferred compensation, profit sharing, savings, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care plan, policy or arrangement, (ii) any stock-option, or equity based compensation plan and
(iii) any employment or severance agreement, in each case, maintained or contributed to by Viacom or any of its Affiliates for any current or former Business Employee or International Business Employee (collectively, the "PLANS").

                  (c) Viacom has made available to Livewire a complete and current copy of each Plan document and the most recent summary plan description for any Plan, and any employee handbook applicable to Business Employees or International Business Employees.

                  (d) Except as set forth on Section 3.12(d) to the Disclosure Schedule and with such exceptions as would not have a Material Adverse Effect:

                           (i)      Each Plan has been established and
                                    administered in accordance with the terms of such Plan and all applicable Laws.

                           (ii)     Each Plan intended to be tax-qualified under
                                    Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and, to Viacom's knowledge, nothing has occurred since the date of such favorable determination letter which would adversely affect the validity of such letter.

                           (iii) With respect to any Plan, no actions, suits, claims or proceedings (other than routine claims for benefits) involving Business Employees or International Business Employees are pending or, to Viacom's knowledge, threatened, and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits, claims or proceedings.

                           (iv) No Plan is currently under governmental investigation or audit and to Viacom's knowledge, no such investigation or audit is contemplated or under consideration.

                  (e) No event has occurred and no condition exists with respect to any Plan that could be reasonably expected to subject any Purchaser to any material tax, fine, penalty or other liability for a "prohibited transaction" under Section 4975 of the Code and Section 406 of ERISA.

                  (f) With respect to any Plan that is subject to Title IV of ERISA: (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such plan in a "distress termination" under Section 4041 of ERISA has been filed with the PBGC or distributed to participants; (iii) no proceedings to terminate any such plan have been instituted by the PBGC; (iv) no "accumulated funding deficiency", within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, exists; and (v) no lien has arisen or is expected to arise under Section 412 of the Code or Section 302 of ERISA on the Acquired Assets.

                  (g) No Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

                  3.13 TAXES. Except as set forth in Section 3.13 of the Disclosure Schedule:

                  (a) All material federal, state, local and foreign Tax Returns required to be filed by or on behalf of, or in which is required to be reported the income, gains, losses, deductions, or credits of, the Business, the Acquired Assets, and the Singapore Companies, their Subsidiaries, and their respective predecessors, if any, under the Code or any other applicable statute or law have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate Governmental Entity). Such Tax Returns have been prepared, or will be prepared, in accordance with all applicable government regulations and are, or will be, accurate and complete in all respects, except where a failure to so prepare such Tax Returns could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) Each of the Sellers and their respective predecessors have timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes due and payable from them on or prior to the Closing Date with respect to the Business and the Acquired Assets, except for any such failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Singapore Companies, their Subsidiaries and their respective predecessors, if any, have timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes due and payable from them on or prior to the Closing Date (whether or not shown on any Tax Returns), except for any such failures as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) As of the Closing Date, the Sellers (with respect to the Business) and the Singapore Companies and their Subsidiaries will have paid all Taxes they are required to pay with respect to workers and all other third parties and will have withheld with respect to their respective employees and contract workers all Income Taxes and other Taxes required to be withheld (including, without limitation, any amounts under the Federal Insurance Contribution Act ("FICA") and the Federal Unemployment Tax Act ("FUTA")).

                  (d) The Sellers have no knowledge of any claim or assertion relating to Taxes which, if adversely determined, would result (x) in any Material Adverse Effect or (y) in a material Lien on the Acquired Assets or on any of the assets of the Singapore Companies or their Subsidiaries.

                  (e) None of the Singapore Companies and their Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension currently remains in effect.

                  (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 162(m) or Section 280G of the Code.

                  (g) None of the Acquired Assets sold, conveyed, transferred and assigned to Purchaser by Westinghouse Electric G.M.B.H. constitutes a "United States real property interest" as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

                  (h) None of the Singapore Companies is a "passive foreign investment company" as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder.

                  (i) None of the Singapore Companies has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

                  (j) None of the Assumed Liabilities is an obligation under any Tax allocation or Tax sharing agreement or a liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. None of the Singapore Companies is a party to any Tax allocation or Tax sharing agreement or has any liability for Taxes of any other Person (other than the Singapore Companies) by contract or otherwise.

                  (k) GWYB has obtained Pioneer status for Singapore tax purposes for the seven-year period commencing December 1, 1995. Such grant of status, as it has been revised through the date of this Agreement, remains in full force and effect and, to Viacom's knowledge, GWYB has not violated the terms of such grant, as it has been revised through the date of this Agreement.

                  3.14 CONTRACTS. Section 3.14(a) of the Disclosure Schedule lists, in each case, as of the date of this Agreement, (a) all Contracts of the types described below relating to the Business to which any Seller is a party and (b) all contracts, agreements, leases, licenses, sublicenses, commitments, sales and purchase orders and other instruments, written and oral, of the types described below to which any Singapore Company is a party ("SINGAPORE CONTRACTS"):

                           (i) any such Contract or Singapore Contract involving payments to or from any Seller of $100,000 or more, except commitments which may be terminated without liability or penalty by a Seller or any Singapore Company on not more than 30 days' notice;

                           (ii) any such Contract or Singapore Contract relating to a material acquisition by the Business or any Singapore Company of a business under which there remain any material unperformed obligations;

                           (iii) any such Contract or Singapore Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including without limitation any and all agreements relating to lockboxes and other security arrangements relating thereto;

                           (iv) any such Contract or Singapore Contract relating to capitalized lease obligations or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), or operating leases except any such Contract or Singapore Contract with an aggregate outstanding principal amount (or, in the case of any operating lease, an annual lease payment) not exceeding $50,000;

                           (v) any such Contract or Singapore Contract containing any provision or covenant prohibiting or limiting the ability of the Business or any Singapore Company to engage in any business activity (in any geographic region or otherwise) or to compete with any Person;

                           (vi) any such Contract or Singapore Contract that creates or obligates the Business or any Singapore Company to participate in any joint venture, limited liability company, partnership agreements, shareholders arrangement or other similar arrangement;

                           (vii) any such Contract or Singapore Contract that relates to the maintenance of transmitters or editing machines involving payments of more than $100,000 per year;

                           (viii)   any tax sharing or similar agreement;

                           (ix) any such Contract or Singapore Contract that provides for any party to have first refusal, first offer, "tag-along" or "drag-along" rights or obligations with respect to any capital stock or other security of any Singapore Company;

                           (x)      all Singapore Contracts between the
                                    Singapore Companies and any Seller; and

                           (xi) any other legally binding Contract or Singapore Contract not of the type covered by any of the other items of this Section 3.14(a) which is not in the ordinary course of business and which is material to the Business and the Singapore Companies, taken as a whole.

                  (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, all Contracts and each contract to which any Singapore Company is a party are in full force and effect with such exceptions as do not, individually or in the aggregate, have a Material Adverse Effect. Neither any Seller nor any Singapore Company nor, to Viacom's knowledge, any other party thereto is in breach or default in the performance of any obligation under any Contract or any Singapore Contract and no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder, except for such breaches, defaults and events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  3.15 INTELLECTUAL PROPERTY. (a) Section 3.15 of the Disclosure Schedule contains a list of all material Copyrights and Trademarks and all material copyrights and trademarks owned by any Singapore Company, specifying as to each, as applicable: (a) the nature of such copyright or trademark; (b) the owner of such copyright or trademark; and (c) the applicable registration or application numbers. Except as set forth in Section 3.15 of the Disclosure Schedule, none of the copyrights or trademarks set forth thereon is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any Singapore Company or (with respect to the Business) any Seller or restricting the licensing thereof by any Singapore Company or Seller to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

                  (b) To Viacom's knowledge, Sellers and Singapore Companies own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights required for or used in the Business (including, without limitation, Globalcaptions.com) and the businesses of the Singapore Companies as now conducted, except as would not, individually or in aggregate, be reasonably expected to have a Material Adverse Effect. Except as otherwise disclosed in Section 3.15(b) of the Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Sellers and Singapore Companies have not received notice, and have no reason to know, of any claim or threatened infringement of the rights of others with respect to any patents, trade secrets, trademarks, service marks, trade names, brands, logos, copyrights or licenses used or owned by Sellers and Singapore Companies in connection with the Business and the businesses of the Singapore Companies. Except as otherwise disclosed in Section 3.15(b) of the Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, to Viacom's knowledge, the use of the Traffic Master:

Real Time Controller software in the manner currently used by Sellers in the Business and by the Singapore Companies in their business does not infringe the patents, trade secrets, trademarks, service marks, trade names, brands, logos or copyrights of any third parties. Except for third party software embodied in the Traffic Master: Real Time Controller software and except as otherwise disclosed in Section 3.15(b) of the Disclosure Schedule or as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the Sellers and Singapore Companies have sufficient rights in the Traffic Master: Real Time Controller software to grant the license contained in the TM:RT License Agreement and to perform their obligations thereunder.

                  3.16 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

                  3.17     ENVIRONMENTAL COMPLIANCE. Except as set forth in
Section 3.17 of the Disclosure Schedule or as would not result in a Material Adverse Effect, (a) to the knowledge of Viacom, each Seller is in compliance with all Environmental Laws with respect to the Business, (b) to the knowledge of Viacom, each Singapore Company is in compliance with all Environmental Laws,
(c) there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Viacom, threatened against any Seller with respect to the Business, any Real Property owned or leased by any Seller or the Harbor Leases, alleging the violation of or seeking to impose liability pursuant to any Environmental Law, (d) there are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Viacom, threatened against any Singapore Company alleging the violation of or seeking to impose liability pursuant to any Environmental Law and (e) to the knowledge of Viacom, there are no conditions or circumstances involving the Business, any Real Property or any of the other Acquired Assets that creates liability in excess of $50,000 under applicable Environmental Laws.

                  3.18 CBS TRANSMISSION SERVICES AGREEMENT. If, after the Closing Date, Livewire continues to perform and provide to CBS Broadcasting Inc. the services that are to be provided pursuant to the CBS Transmission Services Agreement in the same manner in which such services are currently performed and provided to CBS Broadcasting Inc. by Group W Network Services, then, upon Closing and the execution and delivery of the CBS Transmission Services Agreement, Purchasers and Group W Network Services will not be in default under any terms of the CBS Transmission Services Agreement as of the Closing Date.

                  3.19 EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY VIACOM IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. VIACOM HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASERS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF LIVEWIRE

                  Livewire represents and warrants to Sellers as follows:

                  4.01 INCORPORATION AND AUTHORITY OF PURCHASERS. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each Purchaser, the performance by each of them of their respective obligations hereunder and thereunder and the consummation by each of them (as applicable) of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement has been, and when executed and delivered by the applicable Purchaser at the Closing, the Ancillary Agreements will be, duly executed and delivered by the applicable Purchaser and, assuming due authorization, execution and delivery by each applicable Seller, this Agreement constitutes and at Closing the Ancillary Agreements will constitute, the legal, valid and binding obligation of each applicable Purchaser enforceable against each applicable Purchaser in accordance with their respective terms, subject, as to enforceability, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                  4.02 NO CONFLICT. The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party, do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar constituent documents with different names) of any Purchaser, (b) except as may result from any facts or circumstances relating solely to Sellers, conflict with or violate any Law or Governmental Order applicable to Purchasers except as would not, individually or in the aggregate, have a material adverse effect on Purchasers' ability to perform their respective obligations hereunder or under the Ancillary Agreements, or (c) except as may result from any facts or circumstances relating solely to Sellers, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of any Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which any Purchaser is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, have a material adverse effect on Purchasers' ability to perform their respective obligations hereunder or under the Ancillary Agreements.

                  4.03 CONSENTS AND APPROVALS. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party, do not, and the performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) the notification requirements of the HSR Act, (b) any consents, approvals, authorizations, filings or notifications required under Singapore law, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on Purchasers' ability to perform its obligations hereunder or under the Ancillary Agreements, or (d) as may be necessary as a result of any facts or circumstances relating solely to Viacom or its Affiliates.

                  4.04 ABSENCE OF LITIGATION. There is no action, arbitration, litigation or suit pending, or to any Purchaser's knowledge threatened in writing, against any Purchaser before any Governmental Authority that, individually or in the aggregate, would have a material adverse effect on Purchasers' ability to perform its obligations hereunder or under the Ancillary Agreements.

                  4.05 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchaser.

                  4.06 FINANCING. Livewire has, and at Closing will have, sufficient funds to pay, and to cause Livewire Sub to pay the applicable portion of, the Adjusted Purchase Price and to perform all of their obligations hereunder and under the Ancillary Agreements.

                  4.07 EXCLUSIVITY OF REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASERS IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. EACH PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLERS OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

                  5.01     CONDUCT OF BUSINESS PRIOR TO THE CLOSING.

                  (a) Unless Livewire otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed) and except as otherwise set forth herein or in Section 5.01(a)(i) of the Disclosure Schedule, between the date of this Agreement and the Closing Date, each Seller shall (i) conduct the Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact the organization of the Business (including without limitation the key employees of the Business (PROVIDED that no Seller or Singapore Company shall be obligated to pay any bonus, incentive or other compensation to any employee, other than base salary in the ordinary course of business or any bonus, incentive or other compensation which such Seller or Singapore Company has agreed prior to the date hereof to pay)), and (iii) use commercially reasonable efforts to preserve the current relationships of the Business with its customers, suppliers, distributors and other Persons with which any Seller has a significant business relationship. Unless Livewire otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed) and except as otherwise set forth herein or in Section 5.01(a)(i) of the Disclosure
Schedule, between the date of this Agreement and the Closing Date, Viacom shall use reasonable best efforts to the extent it is within its power to cause each Singapore Company to (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact the organization of its business (including without limitation, the key employees of its business (PROVIDED that no Seller or Singapore Company shall be obligated to pay any bonus, incentive or other compensation to any employee, other than base salary in the ordinary course of business or any bonus, incentive or other compensation which such Seller or Singapore Company has agreed prior to the date hereof to pay)), and (iii) use commercially reasonable efforts to preserve the current relationships of its business with its customers, suppliers, distributors and other Persons with which any Singapore Company has a significant business relationship.

                  (b) Except as expressly provided in this Agreement, between the date of this Agreement and the Closing Date, no Seller shall, and Viacom shall use reasonable best efforts to the extent it is within its power to cause each Singapore Company not to, do any of the following without the prior written consent of Livewire (which consent shall not be unreasonably withheld or delayed):

                           (i) grant any Lien on any Acquired Asset or asset of a Singapore Company, in each case, other than Permitted Liens;

                           (ii) incur, assume or guarantee any indebtedness or other obligation for borrowed money, enter into any capitalized lease obligations or operating lease with an initial principal amount (or, in the case of any operating lease, an annual lease payment) exceeding $50,000 or enter into any deferred purchase price obligations with an initial principal amount exceeding $100,000, in any such case that would constitute Assumed Liabilities or permit any Singapore Company to incur, assume or guarantee any indebtedness or other obligation for borrowed money except under the Facility Agreements between The Development Bank of Singapore and each of ABC and GWYB, each dated May 26, 1995, as amended, capitalized lease obligations with an initial principal amount not exceeding $50,000 or deferred purchase price obligations with a principal amount not exceeding $50,000;

                           (iii) incur, assume or guarantee any other liabilities that would constitute Assumed Liabilities or liabilities of any Singapore Company, in each case, other than in the ordinary course of business consistent with past practice;

                           (iv) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any officers or key employees of the Business or any Singapore Company, except in any case described above,
                                    (a) in the ordinary course of business and consistent with past practice, (b) as may be required by Law, existing contracts or applicable collective bargaining agreements or (c) for changes made by Sellers in Plans that affect substantially all Plan participants;

                           (v) hire any individual as an employee of, or engage any individual as a consultant to, the Business or any Singapore Company with an annual base salary and required bonus in excess of $100,000, except in the ordinary course of business and consistent with past practice;

                           (vi) sell, assign, transfer, lease or otherwise dispose of any of the Acquired Assets or any of the assets of any of the Singapore Companies having an aggregate replacement value exceeding $50,000 without replacement of an asset of equivalent value, PROVIDED, HOWEVER, that if the Closing has not occurred prior to December 31, 2000, Viacom may assign and/or transfer certain Real Property and/or leases related to certain Real Property to Westinghouse CBS Holding Company, Inc., which entity is a Seller under this Agreement;

                           (vii) except in accordance with Law or changes required by GAAP, materially change any method of accounting or accounting practice used by any Seller in connection with the Business or by any Singapore Company;

                           (viii) settle any pending or material threatened Action or Claim relating to the Business, the Acquired Assets or any Singapore Company other than the matters referred to in Items 1, 2, 3 or 4 of Section 3.07 of the Disclosure Schedule (PROVIDED that neither the Purchasers nor the Acquired Assets are bound by any obligation in connection with any such settlement), PROVIDED that the Sellers and the Singapore Companies may settle any pending or material threatened Action or Claim against any of them solely for a cash payment not in excess of $100,000 (for avoidance of doubt, any cash received by any Seller prior to Closing that is paid pursuant to any settlement of the matter referred to in Item 1 of Section 3.07 of the Disclosure Schedule shall not be deemed an Acquired Asset0;

                           (ix) (a) declare or pay any dividends on or make any distributions in respect of the capital stock of any Singapore Company (other than dividends payable by a JV Company to WEAPH),
                                    (b) split, combine or reclassify any capital stock or the capital stock of any Singapore Company or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, shares of capital stock or the capital stock of any Singapore Company or (c) redeem, repurchase or otherwise acquire any shares of the capital stock of any Singapore Company other than as contemplated in the JV Companies Purchase Agreement;

                           (x) enter into, modify or amend, any contract which would constitute an Acquired Asset or an Assumed Liability or enter into any Singapore Contract which contract, amendment or modification is reasonably likely to result in liability to any Purchaser or any Singapore Company in excess of $100,000 per annum;

                           (xi) revalue any of the Acquired Assets or assets of the Singapore Companies, including writing up or writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as otherwise required by GAAP;

                           (xii) acquire as part of the Business or any Singapore Company any corporation, partnership or other business organization or division thereof or any equity interest therein or make any capital expenditure in excess of $100,000 not contemplated by the capital expenditure plan provided to Livewire prior to the date of this Agreement;

                           (xiii) make or permit any material change in the general nature of the businesses of the Singapore Companies;

                           (xiv) except as described in Section 5.01(b)(x) of the Disclosure Schedule, amend the Certificate of Incorporation or Bylaws (or similar instruments with different names of any Singapore Company), or alter through any merger, consolidation or other similar transaction the corporate structure of any Singapore Company;

                           (xv) issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of the capital stock of any Singapore Company or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities;

                           (xvi) make or change any material election in respect of Taxes with respect to any Singapore Company, or cause any Singapore Company to make or change any material election in respect of Taxes;

                           (xvii) enter into any material closing agreement with respect any Singapore Company, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes in connection with any Singapore Company, or cause any Singapore Company to enter into any material closing agreement or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

                           (xviii)  agree to do any of the foregoing.

                  5.02     ACCESS TO INFORMATION.

                  (a) From the date hereof until the Closing, upon reasonable notice, each Seller shall cause its respective officers, directors, employees, auditors and agents to (i) afford the officers, employees and authorized agents and representatives of Livewire reasonable access, during normal business hours, to the offices, properties, books and records of the Business, as applicable, and (ii) furnish to the officers, employees and agents and representatives of Livewire such additional financial and operating data and other information regarding the Business as Livewire may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with the Business or any of the businesses or operations of any Seller.

                  (b) From the date hereof until the Closing, upon reasonable notice, Viacom shall use reasonable best efforts to the extent it is within its power to cause each Singapore Company to cause its respective officers, directors, employees, auditors and agents to (i) afford the officers, employees and authorized agents and representatives of Livewire reasonable access, during normal business hours, to the offices, properties, books and records of such Singapore Company, as applicable, and (ii) furnish to the officers, employees and agents and representatives of Livewire such additional financial and operating data and other information regarding such Singapore Company as Livewire may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of any Seller or any Singapore Company.

                  (c) After the Closing, upon reasonable notice, Sellers and Purchasers shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Business or the Singapore Companies), personnel and assistance relating to the Business or the Singapore Companies as is reasonably necessary for financial reporting and accounting matters, the preparation of any returns, reports or forms, the defense of, prosecution of, or response required under, or pursuant to, any lawsuit, action or proceeding or in order to enable the parties to comply with their respective obligations under this Agreement. Sellers and Purchasers shall also furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information for any other reasonable business purpose. Sellers and Purchasers shall retain until the tenth anniversary of the Closing Date all such records pertinent to the Business or the Singapore Companies which are owned by such Person immediately after the Closing (excluding any Excluded Assets); after which, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select.

                  5.03     CONFIDENTIALITY.

                  (a) Except as provided in this Section 5.03, the terms of the letter agreement dated as of June 2, 2000 (the "CONFIDENTIALITY AGREEMENT") between Viacom and Livewire are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Livewire under this Section
5.03 shall terminate; PROVIDED, HOWEVER, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

                  (b) Each Seller severally covenants to Purchasers that, if the Closing occurs, then from and after the Closing it shall not, and it shall cause its Subsidiaries and its and its Subsidiaries' respective directors, officers, attorneys and representatives not to, publicly disclose any non-public information relating to the Business or any of the businesses of the Singapore Companies contained in the duplicate copies of the books and records transferred to Purchasers pursuant to this Agreement to any Person, except that such disclosure may be made (i) as may be required by Law or by order of any Governmental Authority or pursuant to any listing agreement with, or any applicable rule or regulation of, the Securities and Exchange Commission, any United States national securities exchange, any foreign securities exchange or the National Association of Securities Dealers, Inc. or (ii) as may be necessary to establish or enforce the rights of any Seller under this Agreement or any Ancillary Agreement, and except that any Seller, or any Affiliate of such Seller, may make (or permit to be made) such disclosure of such information in its (or others') financial statements (including, without limitation, in the notes or schedules thereto) as such Seller or such Affiliate, as the case may be, may determine in good faith to be necessary so that such financial statements comply with generally accepted accounting principles or any other applicable legal requirements and may make (or permit to be made) such disclosure of such financial statements as it may determine in its discretion.

                  5.04     REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

                  (a) Each party hereto shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of, and make all filings, applications or registrations with, all Governmental Authorities or other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any intentional action a primary purpose of which is to delay, impair or impede the receipt of any required approval.

                  (b) Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as practicable (but in no event later than 15 Business Days) after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Each party shall bear its own filing fees, if any, associated with its respective HSR filings.

                  (c) Each party hereto agrees to cooperate with each other and use their commercially reasonable efforts to obtain any other consents and approvals which may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. However, nothing in this Agreement shall be understood to imply that any Purchaser or any Seller shall have any obligation to make any payment to any third party to obtain any consent, approval or waiver. Notwithstanding anything to the contrary contained in this Agreement, none of Sellers nor any Singapore Company nor Livewire, nor any of their respective Affiliates shall be required to divest themselves of any of their respective assets or properties, change their ownership or structure or agree to limit the ownership or operation by them of any assets.

                  5.05 MICROWAVE LICENSES. Sellers submitted five applications to license the fifteen broadcast auxiliary service licenses (not to be assigned to Purchasers) as five Local Transmission Service licenses (the "MICROWAVE LICENSES"). Each Purchaser agrees to cooperate with Sellers in using their respective commercial reasonable efforts to obtain the issuance of the Microwave Licenses as expeditiously as possible; PROVIDED, HOWEVER, that Sellers shall not be required to commence any Action or challenge any determination with respect to the Microwave Licenses.

                  5.06 INSURANCE. Effective as of the Effective Time, the Acquired Assets shall cease to be insured by the insurance policies currently maintained by Sellers and certain of their Affiliates (other than any insurance policies owned or obtained by any of the Singapore Companies and which do not cover any entities other than the Singapore Companies). For avoidance of doubt, with respect to insurance coverage written on an "occurrence basis," Sellers will have no liability for insurance coverage for occurrences which take place on and after the Effective Time, and with respect to insurance coverage written on a "claims made basis", Sellers will have no liability for insurance coverage for claims made after the Effective Time.

                  5.07 GUARANTEED OBLIGATIONS. Purchasers shall cooperate with Sellers and use their respective commercially reasonable efforts to obtain the release of Sellers and any of their Affiliates from their respective obligations under the guarantees set forth in Section 5.07 of the Disclosure Schedule and, if such release is not obtained by the Closing, at the Closing Purchasers will repay in full the debt and other obligations which are the subject of such guarantees. Livewire will pay any breakage fees or costs incurred as a result of such repayment. Provided that Sellers receive assurances from Livewire that the Closing will occur, Sellers will deliver any notices required under the loan agreements underlying the guarantees referred to in
Section 5.07 of the Disclosure Schedule to effectuate any repayment of such debt and other obligations as provided in this Section 5.07.

                  5.08 FURTHER ACTION. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby, whether before, at or after the Closing.

                  5.09     [Intentionally Omitted.].

                  5.10 INTER-COMPANY ACCOUNTS. Except with respect to the Seller Loans, which may be contributed, and the Seller Loan Agreements, which may be terminated, in each case as contemplated in Section 5.12 hereof, immediately prior to the Closing, all inter-company accounts and notes between GWNS and Sellers or any of their respective Affiliates shall be canceled; provided that inter-company notes and accounts, if any, between the Singapore Companies shall not be canceled.

                  5.11     NON-SOLICITATION OF CERTAIN EMPLOYEES.

                  (a) Sellers agree that, if the Closing is consummated, for a period of two years after the Closing Date, they will use commercially reasonable efforts not to solicit for employment any person who as of the Closing Date was a management level employee of any Seller engaged in the Business or a management level employee of any Singapore Company and who became an employee of Livewire or its Subsidiaries on the Closing Date; PROVIDED, HOWEVER, that the foregoing shall not preclude any Seller from (i) soliciting any such person whose employment has been terminated by Livewire or any of its Subsidiaries or (ii) placing general advertisements.

                  (b) Purchasers agree that, if the Closing is consummated, for a period of two years after the Closing Date, they will use commercially reasonable commercial efforts not to solicit for employment any of the persons listed on Exhibit I; PROVIDED, HOWEVER, that the foregoing shall not preclude any Purchaser from (i) soliciting any such person whose employment has been terminated by Viacom or any of its Subsidiaries or (ii) placing general advertisements.

                  5.12 CONTRIBUTION OF SELLER LOANS AND TERMINATION OF SELLER LOAN AGREEMENTS. All Seller Loans shall be contributed by WEAPH to ABC and GWYB, as applicable, as a contribution to capital and all Seller Loan Agreements shall be terminated on or prior to the

Closing; PROVIDED that such contribution and termination has no adverse tax, legal or accounting consequences for any Seller, any Singapore Company or any Purchaser.

                  5.13 SECTION 338 ELECTION. Viacom shall reasonably cooperate with Purchasers to make an election under Section 338 of the Code with respect to the purchase of the WEAPH Shares.

                                   ARTICLE VI
                      EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

                  6.01 SCOPE OF SECTION. This Article VI contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees employed in the Business ("BUSINESS EMPLOYEES") upon the sale of the Business to the Purchaser, and (b) the employee benefits and employee benefit plans provided or covering such Business Employees and former employees of the Business who terminated employment or who retired from the Business ("FORMER BUSINESS EMPLOYEES"). Nothing herein expressed or implied confers upon any Business Employee or Former Business Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Article VI.

                  6.02 US EMPLOYEES. This Section 6.02 applies only to Business Employees and Former Business Employees employed or previously employed by the Business located in the United States.

                  (a) Purchaser shall offer employment effective as of the Closing Date to all Business Employees located in the US who are employed by Sellers in the US immediately prior to the Closing Date, including those on short-term disability. If any Business Employee is absent from active employment on the Closing Date due to workers compensation, illness, military leave, disability leave, or other authorized leave of absence, Purchaser shall offer employment to such Business Employee on the date such absence from active service ends (such commencement date hereinafter referred to as the "EFFECTIVE DATE"). For a period not less than one year following the Closing Date, Purchaser shall provide such Business Employees with a position with similar job requirements and responsibilities, the same base salary or wages, and benefits that in the aggregate are comparable to the benefits provided to Business Employees by the US Business on the day before the Closing Date; provided, however, that in providing a comparable level of salary, wages and benefits following the Closing Date, Purchaser shall not be required to take into account benefits provided under the CBS Combined Pension Plan nor any retiree health or retiree life insurance benefits. The foregoing shall not be construed to limit, in any way, Purchaser's ability to change the terms and conditions of employment of any Business Employee after the Closing Date.

                  (b) If Purchaser terminates the employment of any Business Employee within one year after the Closing Date, Purchaser shall pay such Business Employee a severance benefit that shall in no event be less than, nor paid later than, the total severance benefit (including basic and supplemental payments), if any, to which such Business Employee would have been entitled if Sellers' or their Affiliates' severance plans, as in effect as of the Closing Date, applied to such termination of employment. For purposes of this Section 6.02(b), service with both Sellers and Purchaser shall be taken into account in computing the amount of such benefit.

                  (c) Viacom agrees to use reasonable efforts to facilitate the transition of Business Employees to employment with Purchaser as of the Closing Date. Such reasonable efforts shall include affording Purchaser reasonable opportunities to review, to the extent permitted by law, employment and personnel records (other than medical records) of Employees, to discuss with Employees terms and conditions of employment with Purchaser as of the Closing Date and to distribute to Business Employees forms and documents relating to employment with Purchaser.

                  (d) Except to the extent prohibited by law, Sellers shall deliver to Purchaser originals or copies of all personnel files (including medical records, if any, but excluding benefit plan records) and records relating to Business Employees, and Sellers shall have reasonable continuing access to such files and records thereafter.

                  (e) Purchaser shall be responsible for, and shall indemnify and hold harmless, Sellers and their respective Affiliates against any liability, claim or obligation (including reasonable attorney's fees) relating to or arising out of the employment or termination of employment, including claims for severance, on or after the Closing Date (or, if applicable, the Effective Date) of Employees who accept employment with Purchaser.

                  6.03 CBS COMBINED PENSION PLAN. Sellers shall retain all assets and liabilities under the CBS Combined Pension Plan (the "CCPP") attributable to service prior to the Closing Date (or, if applicable, the Effective Date) for each Business Employee and Former Business Employee who is a participant in the CCPP immediately prior to the Closing.

                  6.04 CBS EMPLOYEE INVESTMENT FUND. Seller shall treat Business Employees as having terminated employment with Seller for purposes the CBS Employee Investment Fund and any other defined contribution plan in which Business Employees participate prior to the Closing Date (the "EIF"). Seller shall amend the EIF to provide that the account balances for all Business Employees treated as having terminated employment with Seller or its Affiliates shall be fully and immediately vested and non-forfeitable. Seller shall allocate matching contributions to the accounts of Business Employees in the ordinary course of business. Purchaser will cause one or more tax-qualified defined contribution plans established or maintained by Purchaser ("PURCHASER'S SAVINGS PLAN") to accept rollover contributions by Business Employees of any account balances distributed to them by the EIF. Any such rollover contributions will be accepted in cash only. Notwithstanding the foregoing, Purchaser shall allow any such Business Employee's outstanding loan under the EIF to be rolled over into the Purchaser's Savings Plan. The distribution and rollover described herein shall comply with applicable law, and each party shall make all filings and take any actions required of such party by applicable law in connection therewith. To the extent relevant under the Purchaser's Savings Plan, Business Employees shall be given service credit for service recognized for the equivalent purpose under EIF.

                  6.05 RETIREE HEALTH AND LIFE INSURANCE BENEFITS. Business Employees who have met the age and service requirements for retirement on or as of the Closing Date (or, if applicable, the Effective Date) whose names are set forth on Section 6.05 to the Disclosure Schedule shall be eligible to receive retiree health benefits from each of the Sellers' plan providing such benefits ("SELLERS' RETIREE PLAN") for themselves and their eligible dependents, when they retire from the Purchaser under the terms and conditions of the Plans in effect when they retire; provided, however, that the right of such Business Employees to receive such benefits from Sellers or their respective Affiliates are subject to the availability of and terms and conditions of Sellers' Retiree Plan at the time the Business Employee retires from Purchaser. Notwithstanding any other term of this Agreement, in no event will Purchasers be liable for any cost or expense of such coverage under Seller's Retiree Plan.

                  6.06 EMPLOYEE WELFARE PLANS. (a) The employee welfare benefit plan or plans established or maintained by Purchaser for the benefit of Business Employees and, if applicable, Former Business Employees shall (i) credit all service with Sellers or their respective Affiliates for all purposes under the new plans, including eligibility, participation and benefit entitlement, (ii) waive any pre-existing condition limitation or exclusion, and
(iii) if the Closing Date occurs on or after January 1, 2001, credit all payments made for health care expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits. Sellers or their applicable Affiliate shall be responsible for any claims for medical or dental benefits incurred by any Business Employee or his or her covered dependents prior to such Employee's date of hire by Purchaser in accordance with the terms of Sellers' or their applicable Affiliate's medical and dental plans, and Purchaser shall be responsible for any medical or dental claims incurred by any Business Employee or his or her covered dependents after the Business Employee's date of hire by Purchaser in accordance with the terms of Purchasers' medical and dental plans. For purposes of this Section 6.06, a medical or dental claim shall be deemed to be incurred when the services giving rise to the claim are performed and not when the Business Employee is billed for such services or submits a claim for benefits.

                  (b) In the event that the Closing Date occurs prior to January 1, 2001, for the period from the Closing Date through December 31, 2000 the Seller shall continue to cover the Business Employees in the group medical and dental plans that covered the Business Employees prior to the Closing Date. Purchaser shall promptly reimburse Seller for Seller's out-of pocket expenses for maintaining such coverage upon transmission to Purchaser of a statement of such expenses in relation thereto.

                  (c) Seller and their Affiliates will retain full responsibility and liability for offering and providing "continuation coverage" of any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to the Sellers or their Affiliates and who has experienced a "qualifying event" or is receiving "continuation coverage" through and including the Closing Date. As used in this Section 6.06, "continuation coverage", "qualified beneficiary", "group health plan" and "qualifying event" all shall have the meanings given such terms under Code Section 4980B.

                  6.07 VACATION. Purchaser shall assume all liabilities for unpaid, accrued vacation of Business Employees as of the Closing Date and shall permit Business Employees to use their vacation entitlement accrued as of the Closing Date until 6 months following the Closing Date or such later date as Purchaser may determine, in accordance with the terms of

Sellers' or their applicable Affiliate's vacation policy. Service with both Sellers and their Affiliates and Purchaser shall be taken into account in determining Business Employees' vacation entitlement under Purchaser's vacation policy.

                  6.08 WARN ACT LIABILITY. Purchaser agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any failure to comply with the WARN Act, and the regulations thereunder, that is related to or arises out of any actions taken by the Purchaser on or following the Closing Date.

                  6.09 IRS FORM W-2. The parties agree that, in the event the Closing Date occurs following December 31, 2000, they shall comply with the alternative procedure of Section 5 of IRS Revenue Procedure 96-60, 1996-53 IRB 24, and that Purchaser shall prepare and file Forms W-2 for the Employees of all Sellers for the year in which the Closing occurs and Sellers and their Affiliates shall be relieved of preparing IRS Forms W-2 for the Employees for the year in which the Closing occurs.

                  6.10 INTERNATIONAL EMPLOYMENT MATTERS. Except as otherwise provided in the second sentence of Section 2.06, Purchaser shall assume or retain and be responsible for Sellers' and their respective Affiliates' obligations and liabilities relating to the employment (including any employment contracts and employee benefit plans) of the Business Employees and Former Business Employees who are or were employed outside the United States (collectively, the "INTERNATIONAL BUSINESS EMPLOYEES") and Purchaser shall take any and all actions necessary or appropriate (if any) to continue the employment of such International Business Employees and to have Purchaser assume or retain all obligations and liabilities relating to their employment (including, but not limited to, any employee benefit plans listed in Section 3.12(b) of the Disclosure Schedule and any employment contracts) under local laws and practices without Sellers or any of their Affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the actions contemplated by this Agreement, including but not limited to this Article VI.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

                  7.01 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of Livewire contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Purchasers contained in this Agreement to be performed or complied with by any of them on or prior to the Closing Date (A) that are qualified as to materiality shall have been performed or complied with by them and (B) that are not qualified as to materiality shall have been performed or complied with by them in all material respects, in each case on or prior to the Closing Date, except that Purchasers shall have complied in all respects with its obligations under Sections 2.02 and 2.05 hereof; and (iii) Viacom shall have received a certificate to such effect signed by a duly authorized senior officer of each Purchaser;

                  (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities contemplated hereby shall have expired or shall have been terminated;

                  (c) NO GOVERNMENTAL ORDER. There shall be no Governmental Order in existence that restrains or that materially and adversely affects the transactions contemplated by this Agreement or is likely to render it impossible or unlawful to consummate such transactions or that imposes any conditions that are, individually or in the aggregate, reasonably likely to have a material adverse effect on the Business, the Acquired Assets (including the WEAPH Shares) or the Singapore Companies taken as a whole or Viacom;

                  (d) RESOLUTIONS. Viacom shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  (e) ANCILLARY AND CBS TRANSMISSION SERVICES AGREEMENTS. The Ancillary Agreements and the CBS Transmission Services Agreement shall be executed and delivered by all parties thereto other than Viacom and its Affiliates;

                  (f) CONSENTS. Each of the consents listed in Section 7.01(f) of the Disclosure Schedule shall have been obtained and shall be in full force and effect; and

                  (g) RELEASE OF GUARANTEES. The release of Sellers and any of their Affiliates from their respective obligations under the guarantees set forth in Section 5.07 of the Disclosure Schedule shall have been obtained, or at the Closing Purchasers shall provide to Sellers, in form and substance reasonably satisfactory to Sellers, evidence of the payment in full of the debt and other obligations which are the subject of such guarantees.

                  7.02 CONDITIONS TO OBLIGATIONS OF PURCHASERS. The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. (i) The representations and warranties of Viacom contained in this Agreement (A) that are qualified as to materiality, shall be true and correct and (B) that are not qualified as to materiality, shall be true and correct in all material respects, in each case as of the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct, or true and correct in all material respects, as the case may be, as of such date; (ii) the obligations, covenants and agreements of Sellers contained in this Agreement to be performed or complied by any of them on or prior to the Closing Date (A) that are qualified as to materiality, shall have been performed or complied with them and (B) that are not qualified as to materiality, shall have been performed or complied with by them in all material respects, in each case on or prior to the Closing Date except that Sellers shall have complied in all respects with their obligations under
Section 2.01 hereof; and (iii) Purchasers shall have received a certificate to such effect signed by a duly authorized senior officer of Viacom;

                  (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase and sale of the Acquired Assets (including the WEAPH Shares) and assumption of the Assumed Liabilities contemplated hereby shall have expired or shall have been terminated;

                  (c) NO GOVERNMENTAL ORDER. There shall be no Governmental Order issued after the date hereof and prior to the Closing Date in existence that prohibits or renders it impossible or unlawful to consummate the transactions contemplated hereby or that (as a condition to consummating all or any part of such transactions):

                           (i) would prohibit or limit the ownership or operation by Livewire or any of its Affiliates of any portion of the business or assets of Livewire or any of its Affiliates, or compel Livewire or any of its Affiliates to dispose of or hold separate any portion of the business or assets of Livewire or any of its Affiliates;

                           (ii) would impose limitations on the ability of Livewire, Livewire Sub or WEAPH, as the case may be, to acquire or hold, or exercise full rights of ownership of, any Acquired Assets or any shares of WEAPH or the Singapore Companies, including the right to vote the capital stock of WEAPH or each other Singapore Company on all matters properly presented to the stockholders of WEAPH or such other Singapore Company;

                           (iii) would prohibit Livewire or any of its Affiliates from effectively controlling in any material respect the business and operations of Livewire or any of its Subsidiaries;

                           (iv) would require a change in the ownership, capital structure, management or governance provisions of Livewire or any of its Affiliates; or

                           (v)      imposes any other conditions that,
                                    individually or in the aggregate, are
                                    reasonably likely to have a Material Adverse
                                    Effect.

                  (d) RESOLUTIONS. Purchasers shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of each Seller, of the resolutions duly and validly adopted by the Board of Directors or Executive Committee of each Seller evidencing its respective authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby;

                  (e) ANCILLARY AND CBS TRANSMISSION SERVICES AGREEMENTS. The Ancillary Agreements and the CBS Transmission Services Agreements shall be executed and delivered by all parties thereto other than Purchasers;

                  (f) CONSENTS. Each of the consents and approvals listed in Section 7.02(f) of the Disclosure Schedule shall have been obtained and shall be in full force and effect; and

                  (g) FCC APPROVAL. (i) Either the pending applications set forth in Section 3.09 of the Disclosure Schedule shall have been granted authorizing the operation of the microwave facilities sufficient for the operation of the Business as it is presently conducted and has been operated during the last six (6) months through use of the Broadcast Auxiliary Service licenses that the pending applications are intended to replace; OR other substitute facilities or transmission capacity sufficient for the operation of the Business as it is presently conducted and has been conducted during the past six (6) months through use of the Broadcast Auxiliary Service licenses acceptable to Livewire, such acceptance not to be unreasonably withheld, is provided by Sellers; and (ii) the FCC shall have granted its approval to the transfer to Purchaser of the licenses set forth in Section 3.09 of the Disclosure Schedule and, unless substitute facilities or capacity are provided by Seller pursuant to clause (i) above, to the authorizations for which applications are now pending before the FCC also listed in Section 3.09 of the Disclosure Schedule, which approval shall not modify the operating authority set forth in the existing licenses (or applied for in the pending applications) in a way that would individually or in the aggregate have a Material Adverse Effect.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

                  8.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a)      by the mutual written consent of Viacom and Livewire;

                  (b) by either Viacom or Livewire, if the Closing shall not have occurred within 180 days from the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall be suspended as to any party whose failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, until the 10th day after such failure has been cured;

                  (c) by either Viacom or Livewire in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the transactions contemplated herein; or

                  (d) by Livewire in the event of the delivery by Viacom of a notice pursuant to clause (A) of the last sentence of Section 9.02(b); PROVIDED, HOWEVER, that notice of such termination shall be delivered to Viacom within three business days after receipt of Viacom's notice pursuant to such clause (A).

                  8.02 TERMINATION IS NON-EXCLUSIVE REMEDY. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in Sections 5.03, 10.02 and 10.10 and nothing herein shall relieve any party from liability for any willful failure to perform its obligations under this Agreement prior to any termination thereof.

                  8.03 WAIVER. At any time prior to the Closing, any party may (a) extend the time for the performance of any of the obligations or other acts of any other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of the party to be bound thereby.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.01     INDEMNIFICATION BY PURCHASERS.

                  (a) Subject to Section 10.01, Livewire and Livewire Sub shall jointly and severally indemnify and hold Sellers and their Affiliates and their respective employees, officers and directors (collectively, the "VIACOM INDEMNIFIED PARTIES") harmless from and against, and agrees to promptly defend any Viacom Indemnified Party from and reimburse any Viacom Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "LOSSES"), which such Viacom Indemnified Party may at any time suffer or incur, or become subject to, which are the direct and proximate result of:

                           (i) the inaccuracy as of the Closing Date of any representations and warranties made by Livewire in Article IV of this Agreement;

                           (ii) any failure by any Purchaser to carry out, perform, satisfy and discharge any of its covenants or agreements contained in this Agreement;

                           (iii) the failure to obtain the termination and unconditional release as of the Closing Date of all outstanding guarantees issued by Viacom or any of its Affiliates relating to the Business, the Acquired Assets, the Assumed Liabilities or the Singapore Companies (other than any guarantee to the extent relating to any Non-Assumed Liability);

                           (iv)     the Assumed Liabilities;

                           (v) the operation or ownership of the Business, the Acquired Assets, in each case, other than any Non-Assumed Liability; or

                           (vi) the operation or ownership of the Singapore Companies.

                  (b)      Notwithstanding any other provision to the contrary,
(x) Purchasers shall not be required to indemnify and hold harmless any Viacom Indemnified Party pursuant to Section 9.01(a) unless the applicable Viacom Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01, and (y) the cumulative indemnification obligation of Purchasers under Section 9.01(a)(i) of this
Article IX shall in no event exceed the aggregate Adjusted Purchase Price.

                  9.02     INDEMNIFICATION BY VIACOM.

                  (a) Subject to Section 10.01, Viacom shall indemnify and hold Livewire, its Affiliates and their respective employees, officers and directors (collectively, the "PURCHASER INDEMNIFIED PARTIES") harmless from and against, and agrees to promptly defend any Purchaser Indemnified Party from and reimburse any Purchaser Indemnified Party for, any and all Losses which such Purchaser Indemnified Party may at any time suffer or incur, or become subject to which are the direct and proximate result of:

                           (i) the inaccuracy as of the Closing Date of any representations and warranties made by Viacom in Article III of this Agreement (in each case without giving effect to any materiality qualification (including qualifications indicating accuracy in all material respects) or "Material Adverse Effect" qualification (including, without limitation, qualifications indicating accuracy with such exceptions as would not result in a Material Adverse Effect);

                           (ii) any failure by Sellers to carry out, perform, satisfy and discharge any of their covenants or agreements contained in this Agreement;

                           (iii)    the Non-Assumed Liabilities; or

                           (iv) any liability of WEAPH or Viacom under the JV Companies Purchase Agreement or arising from or in connection with the purchase of JV Shares under JV Companies Purchase Agreement.

                  (b) Notwithstanding any other provision to the contrary, Viacom shall not be required to indemnify and hold harmless any Purchaser Indemnified Party pursuant to Section 9.02(a), (i) unless Livewire has asserted a claim with respect to such matters within the applicable survival period set forth in Section 10.01, (ii) except in the case of a purchase price adjustment pursuant to Section 2.13 or a breach of Sellers' obligations contained in the provisos to clauses (ii) of the first and second sentences of Section 5.01(a), until the aggregate amount of Purchaser Indemnified Parties' Losses resulting from the inaccuracy of a particular representation or warranty or the failure to carry out, perform, satisfy or discharge any particular covenant or agreement (calculated on a net after-tax basis, as described below) exceeds $20,000, after which, subject to clause (iii) of this Section 9.02(b), Viacom shall be obligated for all Losses of Purchaser Indemnified Parties (calculated on a net after-tax basis, as described below) in excess of such amount and (iii) until the aggregate amount of the excesses determined pursuant to clause (ii) of this Section 9.02(b) (calculated on a net after-tax basis, as described below) exceeds $750,000 (the "BASKET AMOUNT"), after which Viacom shall be obligated for such excesses (calculated on a net after-tax basis, as described below) in excess of the Basket Amount; PROVIDED, HOWEVER, that the cumulative indemnification obligation of Viacom under Section 9.02(a)(i) shall in no event exceed the aggregate Adjusted Purchase Price. Further, Viacom shall not be required to indemnify and hold harmless any Purchaser Indemnified Party for any Loss (A) resulting from the inaccuracy, breach, non-fulfillment or non-performance of any representation, warranty, covenant or agreement if such inaccuracy, breach, non-fulfillment or non-performance arises from events occurring after the date of this Agreement and such inaccuracy, breach, non-fulfillment or non-performance is disclosed by Viacom to Livewire in a written notice referring to this Section 9.02(b) given not less than two days prior to the Closing or (B) to the extent a reserve for such Loss is included in or taken into account in the calculation or determination of Closing Working Capital.

                  (c) Any Losses for which indemnification would be applicable under this Article IX shall be calculated net of (i) any insurance proceeds payable to an indemnified party in connection with such Losses, (ii) any tax benefit received or accruing to an indemnified party, or (iii) any other amounts recoverable or receivable by the indemnified party from any other third party, whether under a guarantee, settlement, contractual or legal indemnification arrangement or otherwise. If any such proceeds, benefits or other recovered amounts are received by the Indemnified Party (as defined below) after its receipt of any indemnification payment from the Indemnifying Party (as defined below) hereunder, the Indemnified Party shall promptly pay over to the Indemnifying Party all such amounts received, up to the amount of the indemnification payment made. The parties hereto hereby waive all rights to punitive or consequential damages or lost profits upon resolution of any dispute arising out of or relating to this Agreement, except that any Indemnifying Party shall be responsible for indemnifying any Indemnified Party for punitive or consequential damages awarded to any non-affiliated third party pursuant to any Indemnification Claim (as defined below).

                  9.03     NOTIFICATION OF CLAIMS.

                  (a)      A party entitled to be indemnified pursuant to
Section 9.01 or 9.02 (the "INDEMNIFIED PARTY") shall, within 15 days of receiving notice or becoming aware of the existence or assertion of any claim or demand, the commencement of any action, suit or proceeding, the occurrence of any event or the existence of any fact or circumstance which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (an "INDEMNIFICATION CLAIM"), notify the party liable for such indemnification (the "INDEMNIFYING PARTY") in writing of such claim, describing in reasonable detail the basis of its claim for indemnification and providing copies of all written material relating thereto and an estimate of the amount of Losses that have been or may be suffered by the Indemnified Party. In the event that an Indemnified Party shall fail to give such notice of an Indemnification Claim within such 15-day period, the Indemnifying Party shall be relieved of liability hereunder in respect of such Indemnification Claim (or the facts and circumstances giving rise thereto) to the extent that the Indemnifying
Party is prejudiced or damaged as a result of such failure (and, to such extent, all Losses resulting from such Indemnification Claim shall be disregarded for purposes of determining whether the Basket Amount has been exceeded).

                  (b) If the Indemnified Party shall notify the Indemnifying Party of any Indemnification Claim pursuant to Section 9.03(a), and if such Indemnification Claim relates to a claim or demand asserted by a third party against the Indemnified Party, the Indemnifying Party shall have the right to assume control over the defense and settlement thereof and employ counsel reasonably acceptable to the Indemnified Party to defend any such claim asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required for its use in contesting or settling any such claim. The Indemnifying Party shall have the right at any time to settle or compromise any Indemnification Claim without the consent of the Indemnified Party if, as a part of such settlement or compromise, the Indemnified Party is given an unconditional release of all liability with respect to such claim by all relevant parties asserting same and such settlement or compromise relates solely to monetary damages. In the event such settlement or compromise involves non-monetary damages with respect to the Indemnified Party, the Indemnified Party shall have the right to consent to such settlement or compromise, which consent shall not be unreasonably withheld or delayed.

                  (c) Upon the payment of any amount pursuant to an Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party's rights of recovery against any third parties with respect to the matters to which such Indemnification Claim relates.

                  9.04     CERTAIN EXCLUSIVE REMEDIES. Except (i) as provided in
Section 8.01 and (ii) for the indemnification obligations specified in Article VI, Viacom and Livewire acknowledge and agree that the indemnification provisions of Sections 9.01 and 9.02 shall be the sole and exclusive remedies of Viacom and Livewire, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other party or its Affiliates.

                  9.05 LIMITATION ON LIABILITIES. Anything contained herein to the contrary notwithstanding, neither Purchaser shall indemnify the Viacom Indemnified Parties from, or otherwise be obligated or liable to any Viacom Indemnified Party in respect of, any Losses to which any Viacom Indemnified Party may at any time claim, suffer, incur, or become subject to, to the extent that such Losses constitute, or are the direct and proximate result of, (i) a breach of any representation or warranty of Viacom under this Agreement or (ii) a breach by any Seller of any covenant of such Seller set forth in clause (i),
(ii), (iii), (vi), (vii), (viii), (ix), (x), (xi), (xv), (xvi), (xvii), or, with respect to any of the foregoing clauses only, (xviii) of Section 5.01(b) of this Agreement (or the facts constituting any such breach), notwithstanding (and determined without giving effect to) any limitation upon any such representation or warranty set forth in Section 10.01 of this Agreement or any limitation on indemnification set forth in Section 9.02(b) of this Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.01 SURVIVAL. All representations, warranties, covenants and agreements of Sellers and Purchasers contained in or made pursuant to this Agreement or in any Exhibit or Schedule hereto or in any certificate furnished pursuant hereto or in any of the Ancillary Agreements, shall survive (and not be affected in any respect by) the Closing, PROVIDED, HOWEVER, that: (a) the representations and warranties contained in or made pursuant to the third to last sentence of Section 3.10(c) and the second to last sentence of Section 3.10(d) of this Agreement shall survive indefinitely; (b) the representations and warranties contained in or made pursuant to Section 3.17 of this Agreement shall terminate on, and no Indemnification Claim or other claim or action may be brought with respect thereto after, the third anniversary of the Closing Date;
(c) the representations and warranties contained in or made pursuant to Section
3.11 of this Agreement shall terminate on, and no Indemnification Claim or other claim or action may be brought with respect thereto after, the third anniversary of the Closing Date; provided, however that such representations and warranties shall terminate on the Closing Date if (x) Purchasers do not use commercially reasonable efforts to obtain title insurance with respect to the Real Property to be effective as of the Closing Date or (y) if Livewire or any of its Affiliates obtains title insurance with respect to the Real Property; (d) the representations and warranties contained in or made pursuant to Section 3.13 of this Agreement shall terminate on, and no Indemnification Claim or other claim or action may be brought with respect thereto after the expiration of the applicable statute of limitations; (e) the representations and warranties contained in or made pursuant to this Agreement other than those referred to in the foregoing clauses (a) - (d) shall terminate on, and no Indemnification Claim or other claim or action may be brought with respect thereto after, the one year anniversary of the Closing Date; (f) the covenants and agreements contained in
Section 5.01 shall terminate on, and no Indemnification Claim or other claim or action may be brought with respect thereto after, the one year anniversary of the Closing Date; and (g) the covenants and agreements contained in Sections
5.04 and 5.05 shall terminate on the Closing Date. Any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in writing to an Indemnifying Party in accordance with the provisions of Article IX hereof prior to the expiration of the applicable period set forth above shall survive with respect to such claim until the final resolution thereof.

                  10.02 EXPENSES. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

                  10.03 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when delivered in person one Business Day after having been dispatched via a nationally recognized overnight courier service, when dispatched by facsimile, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

                  (a)      if to Sellers:

                           Viacom Inc.
                           1515 Broadway
                           New York, New York 10036
                           Attention:   General Counsel and
                                        Deputy General Counsel
                           Telecopier:  (212) 258-6099 and (212) 846-1994

                  (b)      if to Purchasers:

                           Liberty Livewire Corporation
                           520 Broadway - 5th Floor
                           Santa Monica, California 90401
                           Attention:   David P. Beddow
                                        Marcus O. Evans, General Counsel
                           Telecopier: (310) 434-7007

                  10.04 PUBLIC ANNOUNCEMENTS. Except as may be required by Law or stock exchange rules, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  10.05 BULK SALES LAW. Sellers and Purchasers agree to waive compliance with the provisions of the bulk sales laws of any jurisdiction in connection with the consummation of the transactions contemplated hereby.

                  10.06 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.07 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                  10.08 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement and the Ancillary Agreements, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Viacom and Livewire with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein or therein.

                  10.09 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party hereto which shall not be unreasonably withheld. Any attempted assignment or delegation hereof in violation of this provision shall be null and void AB INITIO.

                  10.10 NO RECOURSE. Notwithstanding any of the terms or provisions of this Agreement, each of Sellers on the one hand, and Purchasers, on the other hand, agree that none of them nor any Person acting on their behalf may assert any claims or cause of action against any employee, officer or director of the other party or stockholder of such other party (other than a stockholder that is a party to this Agreement) in connection with or arising out of this Agreement or the transactions contemplated hereby.

                  10.11 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to indemnified persons pursuant to Sections 9.01 and 9.02.

                  10.12 AMENDMENT. This Agreement may not be amended or modified except by an instrument in writing signed by Sellers and Purchasers.

                  10.13 DISCLOSURE SCHEDULE. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, is not intended to constitute, and shall not be construed as constituting representations or warranties of Viacom except as and to the extent provided in this Agreement. Any matter disclosed in one provision, subprovision, section or subsection of the Disclosure Schedule, the existence of which is reasonably related to any other provision, subprovision, section or subsection of the Disclosure Schedule is deemed to be disclosed with respect to that other provision, subprovision, section or subsection of the Disclosure Schedule to the extent that this Agreement requires such disclosure and the relevance of such matter to such provision, subprovision, section or subsection is reasonably apparent from the face of the disclosure actually made. The disclosure of any item in the Disclosure Schedule shall not, by such disclosure, be deemed to constitute a material item or a Material Adverse Effect. Capitalized terms used in the Disclosure Schedule shall have the meanings assigned to them in this Agreement unless otherwise defined therein or unless the context otherwise requires. The inclusion of, or the reference to, any item within any particular Section of the Disclosure Schedule does not constitute an admission that such item meets any or all of the criteria set forth in the Agreement for inclusion in such Section. The information contained in the Disclosure Schedule shall be subject to the Confidentiality Agreement.

                  10.14 GOVERNING LAW; JURISDICTION; WAIVERS. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and performed wholly therein (without application of the conflicts of laws principles thereof). The parties hereto hereby irrevocably and unconditionally agree that:

                  (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in the County of New York or any federal court of the United States of America sitting in the Southern District of New York, as the party instituting suit shall elect in its sole discretion, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating hereto. Each party hereto hereby irrevocably and unconditionally agrees that any suit, action or proceeding against it by any other party hereto with respect to this Agreement may be instituted, and that any suit, action or proceeding shall be instituted only in any New York State court sitting in the County of New York or any federal court sitting in the Southern District of New York, and any appellate court from any such court, as the party hereto instituting such suit, action or proceeding may elect in its sole discretion. Each party hereto also hereby irrevocably and unconditionally agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court sitting in the County of New York or any federal court sitting in the Southern District of New York, and any appellate court for such court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party hereto hereby irrevocably waives the right to a jury trial in any suit, action or proceeding arising out of or relating to this Agreement.

                  (c) Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement shall affect the right of either party to serve process in any other manner permitted by law.

                  10.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as manual delivery of an originally executed counterpart of this Agreement.

                  10.16 NO PRESUMPTION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                  10.17 USE OF SELLERS' NAMES AND LOGOS BY PURCHASERS. It is expressly agreed that, unless otherwise agreed to by the parties in writing, Purchasers are not purchasing or acquiring any right, title or interest in, and following the Closing the Singapore Companies will have no rights in or to, the names of Sellers (including but not limited to, any trade names, trademarks, logos or service marks employing the words "Group W", "Viacom", "CBS", "Westinghouse" or the Westinghouse "W" logo, or any variation thereof or any confusingly similar trade name, trademark, logo or service mark, collectively, the "SELLERS' NAMES"). Each Purchaser agrees that neither it nor any of its Affiliates, including the Singapore Companies, shall make any use of the Sellers' Names from and after the Closing Date. To this end, each Purchaser agrees that it shall, among other things, cause a resolution by the Board of Directors and the sole shareholder of WEAPH to be passed effective upon the consummation of the Closing that the corporate name of WEAPH be changed to eliminate the name "Westinghouse" therefrom, and each Purchaser shall cooperate with Sellers to take any action or cause its Affiliates, including the Singapore Companies, to take any action prior to and after the Closing as may be required to effect such name change, including, without limitation, any filings with any Governmental Authority. In addition, each Purchaser shall, and shall cause its Affiliates, including the Singapore Companies, to, as promptly as practicable but in no event later than 180 days (or, in the case of any Sellers' Name containing the word "Group W", 365 days) following the Closing Date, remove, strike over or otherwise obliterate all Sellers' Names from all materials constituting or evidencing the Acquired Assets, the Assumed Liabilities or any of the assets of any Singapore Company, including without limitation, any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials. Each Purchaser shall, as promptly as practicable, prepare, or cause the applicable Singapore Company to prepare, its own stock of business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials to replace those included in the Acquired Assets, Assumed Liabilities or the assets of any Singapore Company bearing any of Sellers' Names.

                  IN WITNESS WHEREOF, Sellers and Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     VIACOM INC.



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:


                                     WESTINGHOUSE ELECTRIC G.M.B.H.



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:


                                     WESTINGHOUSE CBS HOLDING COMPANY, INC.



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:


                                     CBS BROADCASTING INC.



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:


                                     LIBERTY LIVEWIRE CORPORATION



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:

                                     GWNS ACQUISITION SUB, INC.



                                     By
                                         --------------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A


                                     SELLERS



Sellers consist of:


Viacom Inc.
Westinghouse Electric G.m.b.H.
Westinghouse CBS Holding Company, Inc.
CBS Broadcasting Inc.

                                    EXHIBIT B

                            FORMS OF ANCILLARY LEASES



Please see attached.

                                    EXHIBIT C

                   FORM OF CBS TRANSMISSION SERVICES AGREEMENT



Please see attached.

                                    EXHIBIT D

                     FORMS OF TECHNICAL SERVICES AGREEMENTS


Please see attached.

                                    EXHIBIT E

                         FORM OF TM:RT LICENSE AGREEMENT



Please see attached.

                                    EXHIBIT F

                            FORM OF TRADEMARK LICENSE



Please see attached Trademark and Trade Name License Agreement.

                                    EXHIBIT G

       FORM OF TRANSITIONAL SERVICES AGREEMENT (SHARED SERVICES AGREEMENT)



Please see attached Shared Services Agreement.

                                    EXHIBIT H


                       TARGET WORKING CAPITAL CALCULATION



Please see attached.

                                    EXHIBIT I


                                CERTAIN EMPLOYEES


                                   Robert Ross


                                   Paul Puccio


                                   John Watson


                                    Jim Chase


                                   Jay Powell


                                  Barry Snyder